SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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AMERISTAR CASINOS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
PROPOSAL NO. 3 — APPROVAL OF PERFORMANCE-BASED ANNUAL BONUS PLAN
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
FORM 10-K
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A — AUDIT COMMITTEE CHARTER
APPENDIX B — COMPENSATION COMMITTEE CHARTER
APPENDIX C — AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
APPENDIX D — PERFORMANCE-BASED ANNUAL BONUS PLAN

AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2007

To the Stockholders of Ameristar Casinos, Inc.

Our Annual Meeting of Stockholders will be held at 2:00 p.m. (local time) on Friday, June 8, 2007, at Bellagio, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

1.	To elect three Class C Directors to serve for a three-year term;

2.	To approve an amendment to the Amended and Restated 1999 Stock Incentive Plan;

3.	To approve the Performance-Based Annual Bonus Plan; and

4.	To transact any other business that may properly come before the meeting or any adjournments or postponements.

A proxy statement containing information for stockholders is annexed hereto and a copy of our Annual Report for the year ended December 31, 2006 is enclosed herewith.

Our Board of Directors has fixed the close of business on May 1, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

John M. Boushy
Chief Executive Officer and President

Las Vegas, Nevada
April 30, 2007

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. (“we,” “Ameristar” or the “Company”), a Nevada corporation, for use only at our Annual Meeting of Stockholders to be held on Friday, June 8, 2007, or any adjournments or postponements (the “Annual Meeting”). We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 7, 2007.

You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in “street name” you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as you direct on the proxy card. If no choice is specified, proxies will be voted “FOR” the election as Directors of the persons nominated by our Board of Directors, “FOR” the approval of the amendment to the Amended and Restated 1999 Stock Incentive Plan and “FOR” the approval of the Performance-Based Annual Bonus Plan.

In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

Only stockholders of record at the close of business on May 1, 2007 are entitled to receive notice of and to vote at the Annual Meeting. As of March 31, 2007, we had 56,903,234 shares of Common Stock outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

Directors are elected by a plurality of votes cast. You may not cumulate your votes in the election of directors. Under Nevada law, the affirmative vote of a majority of the votes actually cast on the proposals to approve the amendment to the Amended and Restated 1999 Stock Incentive Plan and to approve the Performance-Based Annual Bonus Plan, and generally on any other proposal that may be presented at the Annual Meeting, will constitute the approval of the stockholders. Such approvals will also satisfy the requirements of the Nasdaq Stock Market, Inc. for the continued designation of the Common Stock as a Global Select Market Security and the requirements of Section 162(m) of the Internal Revenue Code (the “Code”), applicable to the deductibility of certain compensation paid to executive officers.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors or the vote on the proposals to approve the amendment to the Amended and Restated 1999 Stock Incentive Plan and to approve the Performance-Based Annual Bonus Plan.

The Estate of Craig H. Neilsen, our former Chairman of the Board and Chief Executive Officer (the “Neilsen Estate”), owns 31,528,400 outstanding shares of our Common Stock, which represented approximately 55.4% of our voting power as of March 31, 2007. Ray H. Neilsen and Gordon R. Kanofsky, who are Directors and executives of Ameristar and the co-executors of the Neilsen Estate, have advised us that they intend to vote all the shares held by the Neilsen Estate “FOR” the election as Directors of the persons nominated by the Board of Directors and the approval of the amendment to the Amended and Restated 1999 Stock Incentive Plan and the Performance-Based Annual Bonus Plan. The Neilsen Estate’s vote by itself will be sufficient to cause the election of the Directors nominated by the Board of Directors, the approval of such amendment and the approval of the Performance-Based Annual Bonus Plan.

All share and per-share information in this proxy statement has been retroactively adjusted to give effect to our 2-for-1 stock split effective June 20, 2005.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at nine. Of the nine incumbent Directors, three are Class C Directors whose terms are expiring in 2007 and who our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

The Board of Directors has nominated each of the incumbent Class C Directors, Carl Brooks, Gordon R. Kanofsky and J. William Richardson, to be elected for a term expiring at the 2010 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

The following sets forth information as of April 15, 2007 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire in 2008, 2009 and 2007, respectively.

Name	Age	Position

John M. Boushy	52	Chief Executive Officer, President and Class B Director
Ray H. Neilsen	43	Co-Chairman of the Board, Senior Vice President and Class A Director
Gordon R. Kanofsky	51	Co-Chairman of the Board, Executive Vice President and Class C Director
Thomas M. Steinbauer	56	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	50	Senior Vice President and General Counsel
Carl Brooks	57	Class C Director
Larry A. Hodges†*	58	Class A Director
Leslie Nathanson Juris†	60	Class B Director
J. William Richardson*†	59	Class C Director
Luther P. Cochrane*†	58	Class A Director

*	Member of the Audit Committee.

†	Member of the Compensation Committee.

Mr. Boushy joined the Company as President in August 2006 and was elected Chief Executive Officer in November 2006 and a member of the Board of Directors in December 2006. Prior to joining Ameristar, he was Executive Vice President, Project Development and Design & Construction of Harrah’s Entertainment, Inc. (“Harrah’s”), which owns and operates casino-hotels and entertainment facilities, since February 2006. Previously, Mr. Boushy was Senior Vice President and Chief Integration Officer of Harrah’s from July 2004 to February 2006; Senior Vice President, Operations Products & Services of Harrah’s from February 2001 to July 2004; and Chief Information Officer of Harrah’s from February 2001 to January 2003. He was employed by Harrah’s or its former parent company, Holiday Corporation or The Promus Companies, in various capacities since 1979. Mr. Boushy has received numerous honors and awards and is the holder of several U.S. patents related to service, marketing and profit improvement in a casino environment. He holds a Bachelor of Science degree in Mathematics and a Master of Science degree in Applied Mathematics, both from North Carolina State University.

Mr. Neilsen has been Senior Vice President of the Company since January 2007 and was elected Co-Chairman of the Board in November 2006. He was Vice President of Operations and Special Projects of the Company from February 2006 to January 2007. Prior thereto, he was Senior Vice President and General Manager of Ameristar Vicksburg from June 2000 to February 2006 and Senior Vice President and General Manager of Ameristar Council Bluffs from October 1997 to January 2000. Mr. Neilsen has held other management positions with Ameristar or its subsidiaries since 1991. Mr. Neilsen is co-executor of the Nielsen Estate, and he serves as co-trustee and a member of the board of directors of The Craig H. Neilsen Foundation (the “Neilsen Foundation”), a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment, and has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. Mr. Neilsen serves on the board of directors of Vicksburg Riverfest and the Alliance of Vicksburg-Warren County. He holds a Bachelor of Science degree in History from the Albertson College of Idaho and a Master in Business Administration degree from the Monterey Institute of International Studies. Mr. Neilsen is the son of Craig H. Neilsen, Ameristar’s founder and former Chairman of the Board and Chief Executive Officer.

Mr. Kanofsky joined the Company in September 1999 and has been Executive Vice President since March 2002 after initially serving as Senior Vice President of Legal Affairs. He was elected Co-Chairman of the Board in November 2006. Mr. Kanofsky oversees the Company’s legal, regulatory compliance, business development and governmental affairs departments. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles,

California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Neilsen Estate, and he is co-trustee and a member of the board of directors of the Neilsen Foundation. He also has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. In addition, he serves on the board of directors of the American Gaming Association and on the Association’s Task Force on Diversity. Mr. Kanofsky is a long-time member of the board of directors of the Southern California chapter of the Cystic Fibrosis Foundation, and he is the 2007 chair of its volunteer leadership initiative for Los Angeles County. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. Mr. Steinbauer was appointed as Secretary of the Company in June 1998 and as Chief Financial Officer in July 2003. He served as Vice President of Finance and Administration and Secretary of the Company from our inception until 1995. Mr. Steinbauer has 30 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

Mr. Brooks was elected as a Director of the Company in October 2006. He has been President of The Executive Leadership Council since 2004 and Chief Executive Officer since 2001. Founded in 1986, The Executive Leadership Council is the nation’s premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years’ experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He serves on the Financial Services Diversity Council of DaimlerChrysler Corporation and is Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College.

Mr. Hodges became a Director of the Company in March 1994. Since September 2005, he has been a Managing Director of Corporate Revitalization Partners, LLC (“CRP”), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRP. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West.

Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 25 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

Mr. Richardson became a Director of the Company in July 2003. He has over 30 years’ experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive finance positions with Interstate Hotels Corporation (a predecessor of IHR), most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance with the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

Mr. Cochrane was elected by the Board of Directors as a Director in January 2006. Since June 2004, he has been Chairman and Chief Executive Officer of the BE&K Building Group, Inc., a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions. From 1998 to March 2004, he was either Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill. Mr. Cochrane is also a director of New Dominion Bank, a commercial bank in Charlotte, North Carolina.

Officers serve at the discretion of the Board of Directors.

Corporate Governance

The Board currently consists of nine members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board held 14 meetings during 2006.

Director Independence.  The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Brooks, Hodges, Richardson and Cochrane and Ms. Nathanson Juris) are “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements. The Board of Directors also determined that Joseph E. Monaly, who served as an outside Director and Chairman of the Audit Committee until his retirement in June 2006, was “independent” under the same standards. In making these determinations, the Board did not rely on any exemptions to the Nasdaq Stock Market, Inc.’s requirements.

Stockholder Communications with Directors.  Stockholders may communicate with the Board of Directors, committees of the Board, our independent Directors as a group or individual Directors by mail addressed to them at our principal office in Las Vegas. The Company transmits these communications directly to the Director(s) without screening them.

Audit Committee.  The Audit Committee consists of Messrs. Richardson, Hodges and Cochrane, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has determined that Mr. Richardson is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), and is “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements. The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The current version of the Audit Committee Charter is attached as Appendix A to this proxy statement. The functions of the Audit Committee include: selecting the Company’s independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held four meetings during 2006.

Compensation Committee.  The Compensation Committee consists of Messrs. Richardson, Hodges and Cochrane and Ms. Nathanson Juris, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has adopted a written charter for the Compensation Committee, the current version of which is attached as Appendix B to this proxy statement. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; administering our stock-based incentive compensation plans; and selecting participants for our Deferred Compensation Plan. The Compensation Committee held six meetings during 2006.

Effective May 1, 2007, the Compensation Committee will consist of Mr. Hodges (Chairman), Mr. Brooks, Mr. Cochrane and Ms. Nathanson Juris.

Director Nominations.  We have no nominating committee or committee performing similar functions because we believe that a nominating committee would only add an unnecessary extra layer of corporate governance. Nominations of Directors are made by the entire Board of Directors, a majority of whom are independent as described above. While the listing requirements of The Nasdaq Stock Market generally require nominations to be made by an independent committee or a majority of the independent Directors, we are exempt from this requirement as a “controlled company” by virtue of the Neilsen Estate’s ownership of a majority of our voting power.

The Board of Directors has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Board of Directors will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Board of Directors or the Secretary of the Company at our principal office in Las Vegas. The Board of Directors has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Board of Directors evaluates potential nominees without regard to the source of the recommendation. The Board of Directors identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees. Mr. Brooks was identified as a potential nominee by a third-party retained search firm and recommended by our Chief Executive Officer and other members of senior management.

Director Attendance of Meetings.  During 2006, each Director other than Mr. Brooks attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. Mr. Brooks attended two of the three Board meetings (67%) held during his tenure as a Director since his election in October 2006. We have not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. All of the members of the Board of Directors attended the 2006 Annual Meeting of Stockholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial officer and principal accounting officer/controller and persons performing similar functions. We filed the Code of Ethics as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2007 concerning “beneficial” ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated.

			Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock

Estate of Craig H. Neilsen	31,528,400	(1)	55.4%
Ray H. Neilsen	31,704,766	(2)(3)	55.7%
Gordon R. Kanofsky	31,662,876	(2)(4)	55.5%
Private Capital Management, L.P.	6,892,310	(5)	12.1%
John M. Boushy	166,817	(6)	(7)
Peter C. Walsh	256,774	(8)	(7)
Thomas M. Steinbauer	68,796	(9)	(7)
Angela R. Frost	82,828	(10)	(7)
Carl Brooks	0		0
Luther P. Cochrane	20,000	(11)	(7)
Larry A. Hodges	113,200	(12)	(7)
Leslie Nathanson Juris	43,500	(11)	(7)
J. William Richardson	42,500	(11)	(7)
All executive officers and Directors as a group (11 persons)	32,633,657	(13)(14)	56.5%

(1)	The Neilsen Estate’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169.

(2)	Includes 31,528,400 shares beneficially owned by the Neilsen Estate, of which Messrs. Neilsen and Kanofsky are co-executors and as to which shares Messrs. Neilsen and Kanofsky share voting and dispositive power.

(3)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 34,766 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options.

(4)	Mr. Kanofsky’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 12,000 shares held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 122,476 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options held by Mr. Kanofsky’s family trust.

(5)	Private Capital Management, L.P. (“PCM”), a registered investment adviser whose mailing address is 8889 Pelican Bay Boulevard, Naples, Florida 34108, has reported sole voting and dispositive power as to 600 of these shares and shared voting and dispositive power as to 6,891,710 of these shares. This information is derived from a Schedule 13G/A, dated February 14, 2007, filed by PCM with the SEC.

(6)	Includes 96,817 shares held by a family trust of which Mr. Boushy is co-trustee with his wife, with whom he shares voting and dispositive power. 64,612 of these shares are subject to forfeiture restrictions that lapse on future dates based on Mr. Boushy’s continued employment with the Company. Includes 70,000 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options held by Mr. Boushy’s family trust.

(7)	Represents less than 1% of the outstanding shares of Common Stock.

(8)	Consists solely of shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options. Options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power.

(9)	Includes 10,280 shares held jointly by Mr. Steinbauer and his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power. Includes 58,116 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options.

(10)	Includes 82,428 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options.

(11)	Consists solely of shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options.

(12)	Includes 109,000 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options.

(13)	Includes 839,560 shares that may be acquired within 60 days of March 31, 2007 upon exercise of stock options. Includes shares owned by Ms. Frost, who no longer serves as an executive officer.

(14)	Some of these shares may be held in margin accounts and subject to being borrowed and pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, our officers and Directors are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. Based on that review, we concluded that all required reports for 2006 were timely filed, except for one Form 4 report filed by Mr. Hodges in March 2006 that was approximately one month late. The report related to the exercise by Mr. Hodges of options to purchase 2,000 shares of Common Stock. Mr. Hodges did not sell the shares acquired upon exercise of the options.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

On April 27, 2007, the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, an amendment (the “Amendment”) to the Ameristar Casinos, Inc. Amended and Restated 1999 Stock Incentive Plan (as amended by the Amendment, the “Plan”). The Amendment increases the number of shares available to be issued under the Plan by 2,000,000. The primary reason for the Amendment is to allow for the grant of awards under the Plan to employees of the Company and other eligible participants on an ongoing basis.

The Plan is designed to (i) enable the Company and Related Companies (as defined below) to attract, motivate and retain top-quality Directors, officers, employees, consultants, advisers and independent contractors, (ii) provide substantial incentives for such persons to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by such persons on behalf of the Company or a Related Company. The Plan provides for awards in the form of stock options, which may be either “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options, or restricted stock.

As of March 31, 2007, there were options outstanding under the Plan and the Management Stock Option Incentive Plan, the Company’s previous stock option plan, exercisable for 5,515,371 shares of Common Stock with per-share exercise prices ranging from $1.50 to $31.77 (with a weighted average exercise price of $20.59) and with expiration dates ranging from March 2009 to March 2014. There were also 96,817 restricted shares outstanding under the Plan. The Plan and the Management Stock Option Incentive Plan are collectively referred to below as the

“Plans.” As of March 31, 2007, 6,961,267 shares of Common Stock had been issued upon the exercise of stock options or as restricted shares granted under the Plans, and 1,523,362 shares were available for future issuance under the Plans. Prior to the adoption of the Amendment, the Plan authorized the issuance of up to 14,000,000 shares of Common Stock in connection with awards under the Plan, subject to a maximum of 14,000,000 shares issuable under both Plans. As amended, the Plan authorizes the issuance of up to 16,000,000 shares of Common Stock in connection with awards under the Plan, subject to a maximum of 16,000,000 shares issuable under both Plans. Thus, the Amendment increases the number of shares issuable under the Plan by 2,000,000 shares. The Board of Directors believes that the Plan has aided the Company in attracting, motivating and retaining quality employees and management personnel.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment.

Principal Provisions of the Plan

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix C to this proxy statement.

Shares.  The total number of shares of Common Stock available for distribution under the Plan, as amended by the Amendment, is 16,000,000; provided, however, that no award of stock options or restricted stock may be made under the Plan at any time if, after giving effect to such award, (i) the total number of shares of Common Stock issued upon the exercise of options under the Plans, plus (ii) the total number of shares of Common Stock issuable upon exercise of all outstanding options under the Plans, plus (iii) the total number of shares of Common Stock underlying awards of restricted stock under the Plan (whether or not the applicable restrictions have lapsed) would exceed 16,000,000.

Shares awarded under the Plan may be authorized and unissued shares or treasury shares. If shares subject to an option under the Plan cease to be subject to such option, or shares under the Plan are forfeited, such shares will again be available for future distribution under the Plan, unless the forfeiting participant received any benefits of ownership such as dividends from the forfeited award.

Administration.  The Plan provides for it to be administered by the Compensation Committee of the Board of Directors or such other committee of Directors as the Board shall designate, which committee shall consist solely of not less than two “non-employee directors” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule (“Rule 16b-3”)) who shall serve at the pleasure of the Board, each of whom shall also be an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations or any successor provision(s) thereto (“Section 162(m)”). However, if there are not two persons on the Board who meet the foregoing qualifications, any such committee may be comprised of two or more Directors of the Company, none of whom is an officer (other than a non-employee Chairman of the Board of the Company) or employee of the Company or a Related Company. If no such committee has been appointed by the Board, the Plan will be administered by the Board. Such committee as shall be designated to administer the Plan, or the Board, as the case may be, is hereinafter referred to as the “Committee.”

The Plan is currently administered by the Compensation Committee, which is comprised of four independent Directors, each of whom is a non-employee director as defined for purposes of Rule 16b-3 and an outside director as defined for purposes of Section 162(m).

The Committee is authorized to, among other things, set the terms of awards to participants and waive compliance with the terms of such awards. The provisions attendant to the grant of an award under the Plan may vary from participant to participant. The Committee has the authority to interpret the Plan and adopt administrative regulations. The Committee may from time to time delegate to one or more officers of the Company any or all of its authority under the Plan, except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee must specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

Participation.  The Committee may make awards to any Directors, officers, employees, consultants, advisers or independent contractors of the Company or a Related Company, all of whom are eligible to participate in the

Plan. A “Related Company” is any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest. The participants in the Plan are selected from among those eligible in the sole discretion of the Committee.

  Awards to Participants

  1.  Stock Options

Incentive stock options (“ISOs”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted stock options in any calendar year exercisable for more than 2,000,000 shares of Common Stock. A stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Committee determines. The exercise price of stock options is determined by the Committee.

The exercise price of an ISO may not be less than the per-share fair market value of the Common Stock on the date of grant, or 110% of such fair market value if the recipient owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”). In addition, an ISO may not be exercisable more than 10 years after the date such ISO is awarded (five years after the date of award if the recipient is a 10% Stockholder). An ISO also may not be transferable other than by will or by the laws of descent and distribution. The aggregate fair market value (determined as of the time a stock option is granted) of Common Stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) may not exceed $100,000.

Payment of the exercise price may be made in such manner as the Committee may provide, including cash or delivery of shares of Common Stock already owned or subject to award under the Plan. The Committee may provide that all or part of the shares received upon exercise of an option using restricted stock will be restricted stock.

Upon an optionee’s termination of employment or other qualifying relationship, the option will be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any stock option), the stock option will remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for at least six months from the date of termination if termination was caused by death or disability or at least 90 days from the date of termination if termination was caused by other than death or disability. The Committee may provide that an option that is outstanding on the date of an optionee’s death will remain outstanding for an additional period after the date of such death, notwithstanding that such option would expire earlier under its terms.

A stock option agreement for a non-qualified option may permit an optionee to transfer the stock option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth the stock option expressly provides that the option may be transferred only with the express written consent of the Committee, and (ii) the optionee does not receive any consideration in any form whatsoever for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any stock option so transferred will continue to be subject to the same terms and conditions as were applicable to the option immediately prior to its transfer. Except as described above, stock options are not transferable by the optionee otherwise than by will or by the laws of descent and distribution.

  2.  Restricted Stock

In making an award of restricted stock, the Committee will determine the periods, if any, during which the stock is subject to forfeiture, and the purchase price, if any, for the stock. The vesting of restricted stock may be unconditional or may be conditioned upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine.

During the restricted period, the award holder may not sell, transfer, pledge or assign the restricted stock, except as may be permitted by the Committee. The certificate evidencing the restricted stock will be registered in the award holder’s name, although the Committee may direct that it remain in the possession of the Company until the restrictions have lapsed. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before all restricted stock has vested, or in the event the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture and the Committee may provide that any purchase price paid by the award holder, or an amount equal to the restricted stock’s fair market value on the date of forfeiture, if lower, will be paid to the award holder. During the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends, if so provided by the Committee. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

Acceleration of Vesting in Certain Circumstances.  Unless the Committee expressly determines otherwise, in the event of any “change in control” or “corporate transaction” (each as defined in the Plan): (i) each stock option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of stock at that time subject to such stock option automatically accelerates so that each such stock option becomes, immediately upon the effective time of such event, exercisable for all the shares of stock at the time subject to such stock option and may be exercised for any or all of those shares as fully vested shares of stock; and (ii) all shares of restricted stock outstanding under the Plan which are not otherwise fully vested automatically accelerate so that all such shares of restricted stock become, immediately upon the effective time of such event, fully vested, free of all restrictions.

Amendment and Termination.  No awards may be granted under the Plan more than 10 years after the date of approval of the Plan by the stockholders of the Company, which occurred on June 11, 1999. The Board may discontinue the Plan at any earlier time and may amend it from time to time, except that no amendment or discontinuation may adversely affect any outstanding award without the holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy any applicable mandatory legal or regulatory requirements, or as required for the Plan to continue to satisfy the requirements of Section 162(m) or Section 422 of the Code or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the Plan to satisfy any such requirements.

Adjustment.  In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, will be made in the aggregate number of shares reserved for issuance under the Plan, the maximum number of shares with respect to which stock options may be granted to any participant during any calendar year, the number of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards. No such adjustment may increase the aggregate value of any outstanding award.

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax aspects of awards made under the Plan based upon the laws currently in effect. Since the tax consequences to each participant will differ depending on the terms of the award and the participant’s specific situation, participants should not rely on this summary for individual tax advice. Rather, each participant should consult his or her own tax adviser regarding the pertinent federal, state and local income tax and other tax consequences of exercising options or owning restricted stock.

  1.  Incentive Stock Options

Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of the participant’s employment with the Company or one of its subsidiaries or within three months (12 months, in the event of permanent and total disability, or the term of the option, in the event of death) after termination. However, the exercise of an ISO may result in a significant alternative minimum tax liability to the participant, and thus participants should carefully consider alternative minimum tax consequences prior to exercising an ISO. If the participant continues to hold the shares acquired upon the exercise of an ISO for at least two years from the date of grant and one year from the transfer of the shares to the participant, then generally: (a) upon the sale of the shares, any difference between the amount realized and the option price will be treated as capital gain or loss; and (b) no deduction will be allowed to the employer corporation for federal income tax purposes.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the one-year or two-year holding periods described above (a “disqualifying disposition”), then generally in the year of disposition: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on disposition of the shares) over the option exercise price; and (b) the employer corporation will be entitled to deduct any such recognized amount. Any further gain recognized by the participant on such disposition generally will be taxed as capital gain, but such additional amounts will not be deductible by the employer corporation.

In general, no gain or loss will be recognized by a participant who uses shares of Common Stock rather than cash to exercise an ISO. A number of new shares of Common Stock acquired equal to the number of shares surrendered will have a basis and capital gain holding period equal to those of the shares surrendered (although such shares will be subject to new holding periods for disqualifying disposition purposes beginning on the acquisition date). To the extent new shares of Common Stock acquired pursuant to the exercise of the ISO exceed the number of shares surrendered, such additional shares will have a zero basis and will have a holding period beginning on the date the ISO is exercised. The use of Common Stock acquired through exercise of an ISO to exercise an ISO will constitute a disqualifying disposition with respect to such Common Stock if the applicable holding period requirement has not been satisfied.

  2.  Non-Qualified Stock Options

In general, with respect to non-qualified stock options granted with an exercise price not less than the fair market value of the Common Stock at the time of grant: (a) no income is recognized by the participant at the time the option is granted; (b) upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise and the employer corporation will be entitled to a tax deduction in the same amount, to the extent that such income is considered reasonable compensation; and (c) at disposition, any appreciation or depreciation after the date of exercise generally is treated as capital gain or loss, and any such appreciation is not deductible by the employer corporation.

No gain or loss will be recognized by a participant with respect to shares of Common Stock surrendered to exercise a non-qualified stock option. A number of new shares acquired equal to the number of shares surrendered will have a tax basis and capital gain holding period equal to those of the shares surrendered. The participant will recognize ordinary income in an amount equal to the fair market value of the additional shares acquired at the time of exercise. Such additional shares will be deemed to have been acquired on the date of such recognition of income and will have a tax basis equal to their fair market value on such date.

In addition to the foregoing consequences, non-qualified stock options granted with an exercise price less than the fair market value of the Common Stock at the time of grant will subject the participant to additional tax and interest under Section 409A of the Code, unless the exercisability of such options is restricted in a manner that satisfies the timing requirements of that Section. The employer corporation’s deduction is not affected by Section 409A, although legislation has been introduced in Congress that could limit the corporation’s deduction in this circumstance.

  3.  Restricted Stock

A participant receiving restricted stock generally will recognize income in the amount of the fair market value of the restricted stock at the time the stock becomes transferable or is no longer subject to a substantial risk of forfeiture, whichever comes first, less the consideration, if any, paid for the stock. However, a participant may elect within 30 days of the transfer of the restricted stock to the participant, under Section 83(b) of the Code, to recognize ordinary income on the date of grant of the restricted stock in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions other than restrictions which by their terms will never lapse) over their purchase price. The participant’s holding period generally begins when ordinary income was recognized, and the tax basis for such shares generally will be the amount of income that was recognized plus the amount, if any, paid for the stock. However, if a participant makes the election under Section 83(b) of the Code, in general no deduction will be allowed for the income recognized as a result of that election if the shares are later forfeited to the Company.

  4.  Dividends

Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the employer corporation. If, however, the participant makes a timely Section 83(b) election with respect to the restricted stock, the dividends will be taxable as ordinary dividend income to the participant and will not be deductible by the employer corporation.

  5.  Withholding Taxes

A participant in the Plan may be required to pay the employer corporation an amount necessary to satisfy the applicable federal and state law requirements with respect to the withholding of taxes on wages, or to make some other arrangements to comply with such requirements. The employer has the right to withhold from salary or otherwise to cause a participant (or the executor or administrator of the participant’s estate or the participant’s distributee or transferee) to make payment of any federal, state, local or other taxes required to be withheld with respect to any award under the Plan. The Plan authorizes the Committee to permit participants to use the shares issuable under the Plan to satisfy withholding obligations.

  6.  Company Deductions

As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant in the Plan recognizes ordinary income from awards under the Plan, to the extent that such income is considered reasonable compensation and currently deductible (and not capitalized) under the Code and certain reporting requirements are satisfied.

However, Section 162(m) of the Code limits to $1,000,000 the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain executive officers unless the compensation qualifies as “performance-based” or certain other exemptions apply. The Company may or may not be subject to the Section 162(m) limitation on the amount of the deduction upon the exercise of a non-qualified stock option, depending on the terms of the award. A non-qualified stock option granted under the Plan (and an ISO, to the extent there is a disqualifying disposition) will only qualify as “performance-based” compensation under Section 162(m) if the exercise price is not less than the fair market value of the Common Stock on the date of grant and certain other requirements are met. Any stock options granted with an exercise price that is less than the fair market value of the Common Stock on the date of grant generally will be subject to the Section 162(m) limitation. Compensation arising from restricted stock awards under the Plan generally will not qualify as “performance-based” compensation under the Regulations; therefore, the Company generally will be subject to the Section 162(m) limitation for compensation attributable to an award of restricted stock. Deductions may also be disallowed if they are “excess parachute payments” as discussed below.

  7.  Effect of Change in Control

The Plan provides generally for the acceleration of vesting of stock options and restricted stock awards in connection with certain events that may constitute a change in ownership or effective control of the Company or sale of a substantial portion of the Company’s assets. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20%

excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payments.

Benefits Under the Plan

As of March 31, 2007, there were approximately 7,200 employees and Directors of the Company and Related Companies eligible to participate in the Plan. The benefits that will be received by or allocated to various participants in the Plan, including the Company’s executive officers and Directors, is not currently determinable. Since the Plan does not specify a minimum exercise price for options or minimum purchase price for awards of restricted stock, for federal income tax purposes the maximum compensation payable under the Plan to participants, during the term of the Plan and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured. On April 13, 2007, the closing sale price of the Common Stock was $31.62.

PROPOSAL NO. 3

APPROVAL OF PERFORMANCE-BASED ANNUAL BONUS PLAN

On January 26, 2007, the Compensation Committee unanimously adopted, subject to stockholder approval at the Annual Meeting, the Ameristar Casinos, Inc. Performance-Based Annual Bonus Plan (the “Bonus Plan”). We are asking stockholders to approve the Bonus Plan so that the Company can continue to attract, retain and motivate key executives. The Bonus Plan provides short-term incentives in the form of cash compensation. Stockholder approval of the Bonus Plan is required in order for the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code, which provides a federal income tax deduction for performance-based compensation. If the Bonus Plan is approved by stockholders, it will be effective as of January 26, 2007, the date of adoption by the Compensation Committee. If the Bonus Plan is not approved by stockholders, it will be terminated and, in that event, we will likely consider other forms of incentive pay for executives as may be necessary or appropriate in order to attract and retain key executive talent, with no assurance that we will receive a full federal income tax deduction for the compensation paid.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Bonus Plan.

Principal Provisions of the Bonus Plan

The following summary is qualified in its entirety by reference to the full text of the Bonus Plan, which is attached as Appendix D to this proxy statement.

Purpose.  The purpose of the Bonus Plan is to provide a more direct alignment between the annual bonus compensation paid to participating employees and the performance of the Company. The Bonus Plan is designed to accomplish this by paying awards only after the achievement of specified performance goals that are established within the first three months of the year as determined by the Compensation Committee.

The Bonus Plan is also designed to qualify as “performance-based” compensation under Section 162(m) of the Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of certain other executive officers to the extent that any of these persons receives more than $1,000,000 in any one year, unless the compensation is performance-based. If the compensation qualifies as performance-based, the Company will receive a federal income tax deduction for the compensation even if it is more than $1,000,000 during a single year. The Bonus Plan is designed to afford the Company a full federal income tax deduction for annual cash bonuses paid to key executives.

Eligibility.  The Compensation Committee will select the members of management and other key employees of the Company or its subsidiaries who are eligible to receive awards under the Bonus Plan. The actual number of employees who are eligible to receive an award for any particular fiscal year cannot be determined in advance because the Compensation Committee has discretion to select the participants during the first 90 days of the year. In March 2007, the Compensation Committee selected nine executive officers and other key employees to participate in the Bonus Plan for 2007.

Bonus Opportunities and Performance Goals.  During the first 90 days of each year, the Compensation Committee assigns each participant a bonus opportunity and the performance goal or goals that must be achieved before an award actually will be paid to the participant for the year. The bonus opportunity may be either a fixed dollar amount or a percentage of the participant’s base salary in effect on the date the Compensation Committee assigns the bonus opportunity. In addition to a target level of achievement, the Compensation Committee may specify a minimum acceptable level of achievement of the relevant performance goal(s) as well as one or more higher levels of achievement, and a formula to determine the percentage of the bonus opportunity earned by the participant upon attainment of each level of achievement, which percentage may exceed 100%. The bonus opportunity earned under the Bonus Plan by any participant for any single fiscal year may not exceed the lesser of $3,000,000 or 200% of the participant’s base salary, even if the formula would otherwise result in a larger award. The performance goals shall be based on one or more of the following business criteria:

•	sales or other sales or revenue measures;

•	operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, taxes, depreciation, amortization or extraordinary or designated items;

•	net income or net income per common share (basic or diluted);

•	operating efficiency ratio;

•	return on average assets, return on investment, return on capital or return on average equity;

•	cash flow, free cash flow, cash flow return on investment or net cash provided by operations;

•	economic profit or value created;

•	operating margin;

•	stock price or total stockholder return; and

•	strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions, divestitures or joint ventures.

Awards for 2007 will be based on consolidated earnings before interest, taxes, depreciation, amortization and non-recurring items, as adjusted (EBITDA).

Determination and Payment of Awards.  After fiscal year-end, the Compensation Committee will determine and certify in writing the extent to which the bonus opportunity for that year has been earned, through the achievement of the applicable performance goal(s), by each participant. The Compensation Committee, in its sole and absolute discretion, may reduce or eliminate, but not increase, the amount of the award payable to any participant, to reflect subjective evaluations of the participant’s performance, the Compensation Committee’s determination that the performance goal(s) have become an inappropriate measure of achievement or for such other reason as it may determine. The Compensation Committee will consider, but not be bound by, the performance evaluations of participants submitted by management. Unless the Compensation Committee, in its sole and absolute discretion, determines otherwise, a participant who is not employed by the Company or one of its subsidiaries or affiliates on the last day of the fiscal year will not be entitled to receive payment of an award for that year.

Awards will be paid in cash within two and one-half months after the end of the fiscal year. However, amounts that have been previously deferred under the Deferred Compensation Plan will be paid in accordance with that plan.

Administration, Amendment and Termination.  The Bonus Plan is administered by the Compensation Committee. Subject to the terms of the Bonus Plan, the Compensation Committee has full authority and discretion to:

•	select the employees who will participate in the Bonus Plan;

•	grant bonus opportunities and establish performance goals;

•	compute the amount of the award payable to any participant;

•	adopt, alter and repeal administrative rules, guidelines and practices;

•	conclusively interpret the provisions of the Bonus Plan and any performance goals established under the Bonus Plan, and remedy any ambiguities, inconsistencies or omissions;

•	conclusively decide all questions of fact arising under the Bonus Plan; and

•	make all other determinations necessary or advisable for the administration of the Bonus Plan.

The Compensation Committee may amend or terminate the Bonus Plan at any time. Amendments may be made without stockholder approval except as required under Section 162(m) or other applicable law. The Bonus Plan will terminate on the day after the first meeting of the Company’s stockholders held in 2012 if it is not re-approved by the stockholders at or before that meeting.

Other Compensation Programs.  The Bonus Plan will not limit the authority of the Company to compensate employees, whether under other plans currently in effect or by adopting additional compensation plans or arrangements, including other bonus arrangements.

Awards Granted to Executive Officers.  The payment of awards under the Bonus Plan is determined based on future performance, so future actual payments, if any, cannot now be determined. The following table sets forth the minimum, target and maximum awards that could be paid to the persons and groups shown below for 2007, depending on the extent to which the performance goal established by the Compensation Committee is achieved. There is no assurance that the pre-established performance goal will actually be achieved, and therefore there is no assurance that any awards will actually be paid for 2007 or any future fiscal year.

	Minimum Award	Target Award	Maximum Possible
	for 2007 ($)	for 2007 ($)	Award for 2007 ($)

Craig H. Neilsen	—	—	—
Former Chief Executive Officer and Chairman
John M. Boushy	$0	$800,000	$1,600,000
Chief Executive Officer and President
Gordon R. Kanofsky	$0	$446,250	$892,500
Executive Vice President and Co-Chairman
Peter C. Walsh	$0	$300,000	$600,000
Senior Vice President and General Counsel
Thomas M. Steinbauer	$0	$300,000	$600,000
Senior Vice President and Chief Financial Officer
Angela R. Frost	—	—	—
Former Senior Vice President of Operations
All current executive officers as a group (4 persons)	$0	$1,846,250	$3,692,500
All Directors who are not executive officers as a group(1)	—	—	—
All employees who are not executive officers as a group (5 persons)	$0	$1,037,875	$2,075,750

(1)	This group is not eligible to participate in the Bonus Plan.

Our executive officers have a financial interest in this proposal because the Compensation Committee has selected each executive officer as eligible to receive awards under the Bonus Plan for 2007.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee (which we sometimes refer to in this Executive Compensation section as the “Committee”) consists of Messrs. Richardson, Hodges and Cochrane and Ms. Nathanson Juris. Mr. Cochrane

joined the Compensation Committee after his election to the Board in January 2006. None of the members (i) is an employee or officer of the Company or our subsidiaries, (ii) is or was a participant in a “related person” transaction in 2006 (see “Transactions with Related Persons”) or (iii)  is an executive officer of another entity of which one of our executive officers serves on the board of directors.

Compensation Discussion and Analysis

Overview of Compensation and Process

Philosophy

Our compensation program for our named executive officers is intended to

•	attract and retain executive officers with needed skills and qualities and who reflect the Company’s core values and culture, and

•	enhance stockholder value by motivating cooperative performance that achieves near- and long-term goals.

The primary elements of compensation for our management, including named executive officers, include base salary, annual incentive cash bonus, stock options and a benefits package including retirement savings and insurance benefits. The Committee believes this mix of compensation furthers the objectives of the Company to attract and retain an effective management team and keep their incentives aligned with the long-term interests of our stockholders.

We believe management should be rewarded with total compensation that is increasingly weighted toward performance-based compensation as responsibilities increase and, especially, toward equity-linked compensation as the executive’s position increases his or her impact on the overall performance of the Company. In putting this philosophy into practice over the past several years, the Committee has found that this approach keeps management motivated and responsive to the proper incentives.

Compensation Committee Matters

Scope of Authority.  The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our named executive officers and provide oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our Deferred Compensation Plan, stock incentive plans and bonus plans covering named executive officers and other senior management. The Compensation Committee may delegate authority for day-to-day administration of those plans to Company officers; however, authority to select participants and determine award levels for executive officer bonus plans may not be delegated, and authority to select participants and determine award levels for the Deferred Compensation Plan and stock incentive plans may only be delegated to one or more individual members of the Compensation Committee. In practice, for the past several years, decisions concerning awards under our stock incentive plans have been made by the full Compensation Committee.

The Committee’s Processes and Procedures.  The Committee’s processes and procedures for establishing and overseeing executive compensation include:

•	Meetings. The Compensation Committee typically meets four times each year in person and holds several additional telephonic meetings. Committee agendas are established in consultation with the Chairman of the Committee and, where applicable, the Committee’s independent compensation consultant. Generally, the other members of the Board of Directors, as well as the Chief Executive Officer and certain other named executive officers and members of senior management, attend all or a portion of the meetings of the Committee. The Committee meets in executive session from time to time, generally at least twice a year, and the Committee or its Chairman typically meets from time to time with the Chief Executive Officer and other executive officers on an individual basis.

•	Role of Executive Officers and Management. With the oversight of the Chief Executive Officer, senior management formulates recommendations on matters of compensation philosophy, plan design and specific compensation recommendations for the named executive officers, except that management does not make recommendations on the base salary or bonus compensation for the Chief Executive Officer. The Chief Executive Officer discusses with the Committee his assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Committee and may be reviewed by the Committee with its compensation consultant and approved or modified as the Committee deems appropriate.

•	Role of Compensation Consultants. The Committee did not utilize an independent compensation consultant in determining executive officer compensation for 2006. In December 2006, the Committee engaged Towers Perrin as its independent consultant to assist the Committee in formulating the Company’s compensation philosophy, establishing 2007 cash and equity compensation for the named executive officers and reviewing and making recommendations with regard to possible changes in the Company’s change in control arrangements with named executive officers and other senior Corporate- and property-level management. The Chief Executive Officer and other management, at the request of the Committee, participated in the process of screening and interviewing potential compensation consultants, selecting Towers Perrin and negotiating the terms of their engagement agreement, although the final decision to engage Towers Perrin was made by the Committee. Towers Perrin reports directly to the Committee and does not perform services for management. However, the Chief Executive Officer and other senior management have provided input to the Chairman of the Committee with regard to the scope of Towers Perrin’s assignment and have participated in a number of meetings and telephone calls with Towers Perrin and the Committee with regard to Towers Perrin’s services. All decisions with respect to accepting or rejecting recommendations of the compensation consultant are made by the Committee.

Directors’ compensation is established by the full Board of Directors upon the recommendation of the Chief Executive Officer. Directors’ compensation is generally reviewed by the Board and management every year to two years and management’s recommendations for adjustment to Directors’ compensation are based primarily on independent third-party surveys. To date, we have not used compensation consultants to make recommendations with regard to Directors’ compensation.

General Compensation Matters

Performance Measures

The primary means of measuring of corporate performance used by the Committee in setting compensation policies and making compensation decisions is consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The Committee believes EBITDA is an appropriate measure for compensation decisions because it is the primary metric used by management in evaluating many aspects of overall corporate performance. The Committee has not adopted any policy to adjust or recover awards or payments if performance measures such as EBITDA are later restated or adjusted in a manner that would have reduced the award or payment.

     Majority Owner

While many companies face their most difficult compensation decisions in compensating their top executive officer, until November 2006, our management team was led by a Chief Executive Officer, Craig H. Neilsen, who was also the majority owner of the Company. As such, his primary incentive was necessarily to advance stockholder value and his active involvement in the management of our affairs demonstrated his motivation. Nevertheless, it was appropriate to compensate Mr. Neilsen for his contributions to the Company, and the Compensation Committee believes that it did so at levels that were relatively modest compared to total compensation of long-tenured chief executive officers of other comparable companies in our industry.

     Benchmarking

We believe it is important to compensate our employees in an amount and manner that makes us competitive in attracting and retaining the high skill levels and top performance that drive our corporate success and stockholder value. That principle is especially important for our named executive officers. However, we have not found it useful to directly tie compensation to any specific ranking relative to competitive or similar companies. This has been in part due to significant disparities in compensation practices among competitive or similar companies and the historical role of a majority stockholder as our Chief Executive Officer. Since 2004, the Committee has reviewed total cash and equity incentive compensation of executive officers of certain publicly traded companies in the gaming industry, as reported in proxy statements filed with the SEC, in setting compensation levels and targets for our named executive officers. Those compensation levels have generally been set at a level approximating the median compensation for comparable positions within the comparison group. The companies considered for comparison are based on a peer group initially proposed by Frederic W. Cook & Co., Inc., an independent compensation consultant, when it was retained by the Compensation Committee in 2004. The group has varied in subsequent years, largely because of recent mergers and acquisitions in our industry. The companies considered prior to setting salaries for 2006 were:

MGM MIRAGE	Penn National Gaming, Inc.
Station Casinos, Inc.	Argosy Gaming Company
Boyd Gaming Corporation	Pinnacle Entertainment, Inc.
Harrah’s Entertainment, Inc.	Isle of Capri Casinos, Inc.
Caesars Entertainment, Inc.

For purposes of determining 2007 compensation for the named executive officers, the Committee used a peer group consisting of:

Aztar Corporation	MTR Gaming Group, Inc.
Boyd Gaming Corporation	Penn National Gaming, Inc.
Dover Downs Gaming & Entertainment, Inc.	Pinnacle Entertainment, Inc.
Isle of Capri Casinos, Inc.	Trump Entertainment Resorts, Inc.

Components of Compensation for 2006

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. In part, base salary compensates the officer for the decision to commit his or her time and skills for the benefit of the Company and primarily reflects the market value of his or her skill set and productivity.

Starting base salary is generally the result of specific negotiation driven by market conditions. For our named executive officers, base salary generally plays a lesser role in retention because of the greater emphasis on bonus and long-term incentive compensation in total compensation, but base salary must not be allowed to become low enough to permit competitors to lure away valued executives, especially in periods where equity-linked compensation is less valuable due to circumstances beyond the executive’s control. In addition, many other forms of incentive and other compensation are directly tied to the amount of base salary for the named executive officers.

Therefore, the Committee is involved in negotiations for the hiring of named executive officers and considers changes in salary level as part of the Company’s annual performance review process, as well as upon promotions or other changes in job responsibilities. In annually revising the base salaries of named executive officers, the Committee considers:

•	the compensation paid to the executive officer in prior years;

•	the responsibilities of the executive officer;

•	the individual performance of the officer, including, in the case of named executive officers other than the Chief Executive Officer, the Chief Executive Officer’s subjective assessment of the officer’s contributions to the Company during the prior year;

•	generally applicable baseline increases in salaries of management-level employees based on cost-of-living increases and other market conditions; and

•	the base salaries paid by our peer group to individuals in comparable positions.

We recruited Mr. Boushy as President during the first half of 2006 and in July 2006 he agreed to join the Company in August 2006. Mr. Boushy had previously served for many years as a senior executive officer of Harrah’s, a principal competitor of the Company. Mr. Boushy’s initial base salary, like all components of his compensation package, was specifically negotiated by management under the supervision of the Compensation Committee, and was determined by competitive factors, primarily the need to ensure that Mr. Boushy’s total compensation package with the Company would be as attractive as the total compensation he would forego by leaving his previous employer.

Cash Incentive Bonuses

We have established an annual cash incentive bonus program in order to align senior executives’ goals with our performance objectives for the current year. The annual bonus awarded to each named executive officer and certain other senior corporate executives is determined based on three factors:

•	corporate performance, expressed as the percentage of the Company’s actual EBITDA to the target EBITDA established by the Committee for the year;

•	the bonus target level established by the Committee for the executive’s position, expressed as a percentage of the individual’s base salary; and

•	the individual’s merit performance grade, as expressed by a percentage that corresponds to a letter grade (i.e., A=100%, A−=92%, B+ =85%, B=80%, C+=40% and C=28%).

In March 2006, the Committee adopted the 2006 Annual Bonus Program for Corporate Senior Management (the “2006 Bonus Program”), pursuant to which bonus target levels for the positions of the named executive officers were established as: 100% for the President (Mr. Boushy); 85% for the Executive Vice President (Mr. Kanofsky); and 75% for Senior Vice Presidents (Messrs. Steinbauer and Walsh and Ms. Frost).

The Company’s target EBITDA for the year is established in connection with management’s annual budgeting process and is intended to represent a level of performance that is most probable of being achieved (i.e., a median result among possible future outcomes, assuming the successful implementation by management of the Company’s business plan). The Committee typically sets the Company’s target EBITDA for the year in March of that year. In March 2006, the Committee established the Company’s target EBITDA for purposes of the 2006 Bonus Program at $257,500,000.

The 2006 Bonus Program provided that each executive would be paid his or her target bonus if the Company’s actual EBITDA were exactly equal to the target EBITDA, and that the target bonus would increase or decrease linearly with actual EBITDA within defined parameters, so that the bonus paid would be twice the target bonus if actual EBITDA were 110% or more of target EBITDA and no bonus would paid if actual EBITDA were 90% or less of target EBITDA. Actual 2006 EBITDA was 3.07% above target EBITDA, and bonuses were paid to the named executive officers in January 2007 at a rate of 130.7% of each individual’s target bonus, adjusted downward, in the case of those individuals whose merit performance grade was lower than “A,” by the applicable merit performance grade percentage described above. See footnote (1) to the Grant of Plan-Based Awards in 2006 table. For 2007, incentive bonuses for executive officers will vary non-linearly with differences from target EBITDA, such that the marginal increase or decrease in actual EBITDA will result in a greater change to bonuses paid as actual EBITDA deviates further from target EBITDA (while still subject to the limits that no bonus is payable at or below 90% of target EBITDA and twice the target bonus is payable at or above 110% of target EBITDA). In other words, small deviations from target EBITDA will result in smaller changes to bonuses.

The 2006 Bonus Program required that a named executive officer be employed through the last day of the calendar year in order to receive a bonus. Mr. Neilsen did not receive an annual bonus because his employment terminated due to his death before the end of the year. Ms. Frost did not receive an annual bonus because she retired prior to the end of the year.

Sign-On Bonus for Mr. Boushy

As part of Mr. Boushy’s employment arrangement when he agreed to join the Company, we paid him a one-time sign-on bonus of $328,125 in 2006. This bonus was designed to compensate him for the pro-rata portion of the estimated annual bonus he would have received from his former employer if he had continued working for his former employer throughout 2006.

Stock Option Program

Our primary form of long-term compensation is the award of stock options pursuant to our Amended and Restated 1999 Stock Incentive Plan (the “Stock Incentive Plan”). Stock options are designed to align named executive officers’ incentives with the interests of stockholders by benefiting both if the price of our stock increases. They also give employees an incentive to focus on the long-term growth and performance of the Company. Our options help retain our named executive officers because they typically are subject to vesting at a rate of 20% per year over five years and, to the extent not vested, are forfeited if the officer leaves the Company. The options are granted with an exercise price equal to the market value (i.e., the average of the high and low sale prices of our Common Stock) on the date of grant and are exercisable for seven years from the date of grant. We do not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.

          Size of Grants

Each December, the Committee makes annual grants to the named executive officers and other eligible employees from an aggregate pool of options. The pool is determined by calculating the number of options with a grant date fair value, determined using the Black-Scholes-Merton option pricing model, equal to approximately 1% of the market value of our outstanding Common Stock. Individual grants are allocated from that pool of options in proportion to the product of (i) a factor, established by the Committee, based on the employee’s position, (ii) the employee’s merit performance grade for the year and (iii) the employee’s base salary. In addition, the annual grant may be reduced proportionately if the employee was not employed by us for the full calendar year, as occurred with Mr. Boushy’s annual grant. Grants to all eligible employees, including the named executive officers, are determined using this process. The position factors used for the 2006 annual grants to named executive officers were: 90% for the Chief Executive Officer (Mr. Boushy); 80% for the Executive Vice President (Mr. Kanofsky); and 60% for Senior Vice Presidents (Messrs. Steinbauer and Walsh).

Options are also customarily offered to new management-level employees at the time of hire, conditioned on later authorization by the Committee. The Committee granted 420,000 new-hire options to Mr. Boushy on July 28, 2006, the date he signed his employment agreement with the Company, as part of his negotiated compensation package.

Grants may also be made at other times and for specific reasons, at the discretion of the Compensation Committee, such as for an exceptional individual contribution to the Company’s goals. During 2006, no named executive officer received any discretionary grant.

          Timing of Grants

Our practices for granting stock options greatly reduce the possibility of timing being manipulated to result in exercise prices that do not accurately reflect the value of the stock at the time of the option grant. The annual equity grant date for all eligible employees, including named executive officers, is in mid-December. The mid-December grant date coincides with our calendar year-based performance assessment cycle for named executive officers. New-hire options are, with very few exceptions, granted by the Committee and have an exercise price set at the market value of our Common Stock on the last business day of the quarter in which employment starts. As an exception to this general practice, Mr. Boushy’s new-hire options were granted on July 28, 2006, the date he signed his employment agreement, which was during our stock “trading window” following the public release of our 2006 second quarter earnings. That grant was made at that time rather than the end of the third quarter of 2006 so that the value of Mr. Boushy’s compensation package would be established prior to his giving his required 30-day notice of termination to his former employer.

All of our options are priced on the date the Compensation Committee takes formal action to grant the options, and we have never “backdated” the grant of options. Likewise, we do not intentionally time the grant of options in relation to anticipated increases or decreases in our stock price.

     Restricted Stock

Under the Stock Incentive Plan, the Committee may also grant restricted stock. To date, with one exception discussed below, we have not made any such awards because the use of stock options has been determined appropriate for our purposes. A stock option has no value following vesting to the extent that the market price of our stock is at any time lower than the exercise price (ie., the market value on the date of grant). However, restricted stock has value following vesting so long as the market price of our stock is more than zero. Since our Chief Executive Officer was, until November 2006, also the majority owner of our Common Stock and most other named executive officers hold a significant number of stock options with exercise prices well below current market prices, the use of restricted stock instead of stock options would not have meaningfully modified the perceived incentives of our named executive officers. To date, we have also not adopted a stock retention policy for named executive officers, in part for the same reasons. In addition, restricted stock does not qualify as performance-based compensation under Section 162(m) of the Code. Nevertheless, the Compensation Committee has considered the use of restricted stock for named executive officers, and may decide to do so in the future.

The exceptional grant of restricted stock noted above was made to Mr. Boushy in connection with the acceptance of his employment with the Company. Mr. Boushy was awarded 95,876 restricted shares, with the restrictions on transfer lapsing as to one-third of the shares on each of January 1, 2007, 2008 and 2009. This award was specifically negotiated and intended to replace the unvested restricted shares Mr. Boushy forfeited upon departure from his previous employer.

Deferred Compensation Plan

We maintain a non-qualified Deferred Compensation Plan that allows highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash incentive bonus until the date or dates selected by the participant. The Deferred Compensation Plan is offered to higher-level employees in order to allow them to defer taxation on more compensation than is permitted under our tax-qualified 401(k) Plan. Further, we offer the Deferred Compensation Plan as a competitive practice to enable us to attract and retain top talent, and have found it to be effective in that regard.

The amounts deferred under the Deferred Compensation Plan are credited with earnings or debited with losses equal to the returns on measurement funds selected by the participant from among a group of variable universal life insurance separate accounts. As a matter of practice, we invest in these accounts in the same amounts as the participants’ elections, thus ensuring that the Company does not incur significant out-of-profit expense related to participants’ earnings on their deferred compensation. We make matching contributions to the Deferred Compensation Plan equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. The level of benefits provided is typically not taken into account in determining a named executive officer’s overall compensation package for a particular year.

Other Retirement Plans

In addition to the Deferred Compensation Plan, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. We do not maintain any defined benefit pension plans, or any defined contribution retirement plans other than the Deferred Compensation Plan and the 401(k) Plan.

Insurance and Other Employee Benefits

In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers receive the following benefits. Named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits. We also provide supplemental executive health benefits without cost to our named executive officers and other eligible management-level employees, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that this benefit has been valuable in our efforts to recruit qualified management personnel.

Perquisites

We provide a limited amount of perquisites and other personal benefits to our management, including our named executive officers. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties, use of season seats for sporting events when not provided to our customers and the use of condominium units in Sun Valley, Idaho that are leased by the Company. These benefits are minimal in value, broadly available to management-level employees and not considered by the Compensation Committee as a factor in establishing the specific compensation levels for any named executive officer.

Termination and Change in Control Payments

Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. Additionally, Messrs. Boushy, Kanofsky and Walsh will each receive a specified multiple of his current base salary (two times, in the case of Messrs. Boushy and Kanofsky, and one times, in the case of Mr. Walsh) upon the occurrence of a change in control of the Company, as defined in their respective employment agreements. (These are known as “single-trigger” payments, meaning that the named executive officer will receive the payment immediately upon the change in control event, as opposed to a “double trigger” provision, under which the named executive officer would receive the payment only upon actual or constructive termination of his employment.) These payments and benefits are described in detail in the section entitled “Potential Payments Upon Termination of Employment or Change in Control.” The payments and benefits were individually negotiated at the time each named executive officer was hired and were deemed appropriate by the Committee based on competitive factors. The Committee, with the assistance of Towers Perrin, has been reviewing the Company’s existing change in control provisions, and in 2007 expects to adopt revised provisions, based on a double trigger, for the named executive officers and other members of senior management.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and each of certain other executive officers of a publicly traded corporation. However, performance-based compensation, as defined in the Code, is fully deductible. Our policy is to qualify our incentive compensation programs for full income tax deductibility to the extent feasible and consistent with our overall compensation goals. We were not impacted by Section 162(m) in 2006. In 2007 through 2009, we will likely be impacted by the deductibility limitation of Section 162(m) as a result of the vesting of restricted stock granted to Mr. Boushy in 2006, inasmuch as restricted stock does not qualify as performance-based compensation. The Committee takes into account the effect of Section 162(m) if the potential compensation payable to any executive officer approaches $1,000,000. However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Committee believes it is otherwise justified. The Committee has adopted, and we are asking stockholders to approve, the Bonus Plan to qualify incentive bonus payments made to executive officers as performance-based compensation. Please see “Proposal No. 3 — Approval of Performance-Based Annual Bonus Plan.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in this proxy statement.

By the Compensation Committee

J. William Richardson, Chairman
Luther P. Cochrane
Larry A. Hodges
Leslie Nathanson Juris

Summary Compensation

The following table shows compensation information for 2006 for each of our named executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total($)

Current
John M. Boushy(8)	2006	$249,885	$328,125	$663,788	$588,554	$326,744	$33,716	$2,190,812
Chief Executive Officer and President
Gordon R. Kanofsky	2006	$473,942	$0	$0	$484,928	$527,691	$81,462	$1,568,023
Executive Vice President and Co-Chairman
Peter C. Walsh	2006	$379,154	$0	$0	$1,055,507	$372,488	$63,660	$1,870,809
Senior Vice President and General Counsel
Thomas M. Steinbauer	2006	$349,154	$0	$0	$220,971	$274,465	$57,259	$901,849
Senior Vice President and Chief Financial Officer
Former
Craig H. Neilsen(7)	2006	$854,231	$0	$0	$0	$0	$304,640	$1,158,871
Chief Executive Officer and Chairman
Angela R. Frost(8)	2006	$202,212	$0	$0	$691,527	$0	$239,632	$1,133,371
Senior Vice President of Operations

(1)	Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer. The 2007 base salaries of our current named executive officers are: Mr. Boushy — $800,000; Mr. Kanofsky — $525,000; Mr. Walsh — $400,000; and Mr. Steinbauer — $400,000.

(2)	Represents a one-time sign-on bonus paid to Mr. Boushy when he started working for the Company.

(3)	Represents the amount of expense we recognized in 2006 for financial statement reporting purposes in connection with the issuance of 95,876 restricted shares of Common Stock to Mr. Boushy when he agreed to join the Company on July 28, 2006. This value is determined by multiplying the number of the restricted shares that vested on January 1, 2007 (31,959) by the closing sale price of the Common Stock on August 29, 2006, the date Mr. Boushy commenced employment with us ($20.77). None of the other named executive officers has received stock awards.

(4)	Represents the amount of expense we recognized in 2006 for financial statement reporting purposes in connection with the grant of stock options to the individuals in 2006 and prior years. The assumptions used to calculate these values are set forth in Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007, and in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the SEC on March 15, 2004. Estimates of forfeitures were disregarded in this calculation. Ms. Frost’s consulting agreement with us provides that her options continue to vest beyond her last day of employment so long as she continues to provide consulting services. In accordance with applicable accounting requirements, the value shown for Ms. Frost was calculated as indicated above for the period ended July 7, 2007 and using variable accounting for the period from July 8, 2007 through December 31, 2007.

(5)	Payment for 2006 performance made in January 2007 under our 2006 Bonus Program.

(6)	The table below show the components of this column, which include: the Company match on each individual’s 401(k) Plan contributions and on each individual’s Deferred Compensation Plan deferrals (including on deferrals of the individuals’ 2006 annual bonus that was paid in January 2007); accrued PTO paid upon termination of Mr. Neilsen’s and Ms. Frost’s employment; the cost of excess term life insurance provided without charge to Mr. Kanofsky; consulting fees paid to Ms. Frost since her retirement as an employee on July 7, 2006; and the cost of providing health benefits for each individual and his or her covered dependents. The named executive officers received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us; however, no named executive officer individually received perquisites or other personal benefits with an aggregate value, based on the Company’s incremental cost, of $10,000 or more.

		Deferred
		Compensation
	401(k)	Plan	Accrued	Term Life	Consulting	Health	Total All Other
Name	Match	Match	PTO	Insurance	Fees	Benefits(a)	Compensation

John M. Boushy	$0	$24,760	$0	$0	$0	$8,956	$33,716
Gordon R. Kanofsky	$4,400	$50,082	$0	$827	$0	$26,153	$81,462
Peter C. Walsh	$4,400	$37,582	$0	$0	$0	$21,678	$63,660
Thomas M. Steinbauer	$4,400	$31,181	$0	$0	$0	$21,678	$57,259
Craig H. Neilsen	$4,400	$42,712	$249,038	$0	$0	$8,490	$304,640
Angela R. Frost	$4,200	$13,211	$62,005	$0	$134,063	$26,153	$239,632

(a)	Represents the Company’s cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his or her dependents, calculated in accordance with the Company’s COBRA rates for 2006.

(7)	Mr. Boushy began employment with the Company on August 29, 2006 as President and became Chief Executive Officer following Craig H. Neilsen’s death on November 19, 2006.

(8)	Ms. Frost retired as an executive officer and employee on July 7, 2006 and has continued to provide consulting services to the Company since that date.

Grant of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2006. The option awards and stock awards identified in the table below are also reported in the Outstanding Equity Awards at December 31, 2006 table. The compensation plans under which the grants in this table were made are described generally in “Compensation Discussion and Analysis” and include the 2006 Bonus Program, a non-equity incentive plan, and the Stock Incentive Plan, which provides for stock option and restricted stock grants.

Grants of Plan-Based Awards in 2006

						All Other
					All Other	Option Awards:		Closing	Grant Date
					Stock Awards:	Number of	Exercise or	Market	Fair Value
		Estimated Future Payouts Under			Number of	Securities	Base Price	Price on	of Stock
		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Underlying	of Option	Date of	and Option
		Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)(4)	$/Share(4)	($)(5)

Current
John M. Boushy	—	0	$250,000	$500,000	—	—	—	—	—
	7/28/2006	—	—	—	95,876	—	—	—	$1,991,345
	7/28/2006	—	—	—	—	420,000	$18.59	$19.20	$2,863,478
	12/14/2006	—	—	—	—	44,920	$31.68	$31.61	$486,933

Gordon R. Kanofsky	—	0	$403,750	$807,500	—	—	—	—	—
	12/14/2006	—	—	—	—	84,830	$31.68	$31.61	$919,557

Peter C. Walsh	—	0	$285,000	$570,000	—	—	—	—	—
	12/14/2006	—	—	—	—	50,900	$31.68	$31.61	$551,756

Thomas M. Steinbauer	—	0	$262,500	$525,000	—	—	—		—
	12/14/2006	—	—	—	—	40,720	$31.68	$31.61	$441,405

Former
Craig H. Neilsen	—	0	$925,000	$1,850,000	—	—	—	—	—

Angela R. Frost	—	0	$318,750	$637,500	—	—	—	—	—

(1)	These columns show the range of payouts targeted for 2006 performance under the 2006 Bonus Program as described in the section entitled “Components of Compensation for 2006 — Cash Incentive Bonuses” of “Compensation Discussion and Analysis.” The January 2007 bonus payments for 2006 performance were made on the basis of the metrics described in that section, at 130.7% of target (before consideration of each named executive officer’s merit performance grade), and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The “Threshold” amount is reported as “0” because no bonuses are payable if the Company’s actual EBITDA is 90% or less of the target EBITDA established by the Compensation Committee. The “Target” amount assumes that the named executive officer’s bonus is not reduced based on his or her merit performance grade. Mr. Boushy’s target and maximum bonus were prorated based on his start date of August 29, 2006. Mr. Neilsen and Ms. Frost were no longer employed by the Company at year-end 2006 and, accordingly, did not receive a bonus payment.

(2)	This column shows shares of restricted stock granted to Mr. Boushy under the Stock Incentive Plan on the date he signed his employment agreement with the Company. The terms of the restricted stock grant are described in the section entitled “Components of Compensation for 2006 — Restricted Stock” of “Compensation Discussion and Analysis” and in footnote (1) to the Outstanding Equity Awards at December 31, 2006 table. The amount of expense we recognized in 2006 for this grant is shown in the “Stock Awards” column of the Summary Compensation Table.

(3)	This column shows stock options granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2006 — Stock Option Program” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2006 table. The options granted to Mr. Boushy on July 28, 2006 were a one-time hiring grant. The options granted to the named executive officers on December 14, 2006 were part of our annual option grant program. Mr. Boushy’s annual option grant was prorated based on his start date.

(4)	For purposes of the Stock Incentive Plan, the “fair market value per share” of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market (previously the Nasdaq National Market) on that date. We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)	The amounts shown in this column represent the fair value of the stock and option awards as of the grant date, determined pursuant to Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). Under FAS 123(R), the grant date fair value of the restricted shares granted to Mr. Boushy is based on the closing market price of our Common Stock on August 29, 2006, the date he began employment with the Company. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market price of our Common Stock at such date in the future when the option is exercised.

Outstanding Equity Awards

The following table shows all outstanding stock options and unvested shares of restricted stock held by the named executive officers at the end of 2006.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
	Number of	Number of				Number of	Market Value
	Securities	Securities				Shares or Units	of Shares or Units
	Underlying	Underlying				of Stock	of Stock
	Unexercised	Unexercised	Option			That Have Not	That Have Not
	Options(#)	Options(#)	Exercise Price	Option		Vested	Vested
Name	Exercisable	Unexercisable	($)	Expiration Date		(#)(1)	($)(1)

Current
John M. Boushy(2)	0	420,000	$18.59	7/28/2013	(4)	95,876	$2,947,228
		44,920	$31.68	12/14/2013	(5)
Gordon R. Kanofsky(2)	44,528	11,132	$6.97	12/20/2012	(6)	0	$0
	29,004	19,336	$11.53	12/11/2013	(7)
	33,520	50,280	$21.30	12/16/2011	(8)
	15,424	61,696	$22.87	12/15/2012	(9)
	0	84,830	$31.68	12/14/2013	(5)
Peter C. Walsh(2)	200,000	50,000	$13.18	3/8/2012	(10)	0	$0
	22,496	22,496	$6.97	12/20/2012	(6)
	15,768	10,512	$11.53	12/11/2013	(7)
	19,520	29,280	$21.30	12/16/2011	(8)
	9,254	37,016	$22.87	12/15/2012	(9)
	0	50,900	$31.68	12/14/2013	(5)
Thomas M. Steinbauer	13,704	9,136	$11.53	12/11/2013	(7)	0	$0
	5,340	5,340	$6.97	12/20/2012	(11)
	15,840	23,760	$21.30	12/16/2011	(8)
	7,212	28,848	$22.87	12/15/2012	(9)
	0	40,720	$31.68	12/14/2013	(5)
Former
Craig H. Neilsen(3)	210,000	0	$21.30	11/19/2007	(12)	0	$0
	210,000	0	$22.87	11/19/2007	(13)
Angela R. Frost	48,000	12,000	$13.43	5/14/2012	(14)	0	$0
	23,808	10,560	$6.97	12/20/2012	(6)
	16,260	10,840	$11.53	12/11/2013	(7)
	20,720	31,080	$21.30	12/16/2011	(8)
	9,640	38,560	$22.87	12/15/2012	(9)

(1)	These columns show restricted shares of Common Stock granted to Mr. Boushy when he agreed to join the Company on July 28, 2006. 31,959 of the shares vested on January 1, 2007 and, assuming continued employment with the Company, 31,959 shares will vest on January 1, 2008 and 31,958 shares will vest on January 1, 2009. The restricted shares pay dividends during the restriction period in additional restricted shares at the same rate as dividends paid on other outstanding shares of Common Stock. Dividend shares are issued on the record date for the applicable dividend based on the market value of the Common Stock on the record date and are subject to the same vesting restrictions as the shares on which the dividends are paid. The dividend shares are not included in this table. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 29, 2006 ($30.74).

(2)	The restricted shares and options granted to Messrs. Boushy, Kanofsky and Walsh were transferred by them at the time of grant without consideration to their respective revocable family trusts for estate planning purposes.

(3)	Mr. Neilsen died on November 19, 2006, and his options passed by operation of law to the Neilsen Estate.

(4)	These new-hire options were granted on July 28, 2006. 70,000 of the options vested on January 1, 2007 and, assuming continued employment or other qualifying relationship with the Company, 42,000 of the options will vest on each of August 30, 2007, 2008, 2009, 2010 and 2011 and 70,000 will vest on each of January 1, 2008 and 2009.

(5)	These options were granted on December 14, 2006 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 13, 2007, 2008, 2009, 2010 and 2011.

(6)	These options were granted on December 20, 2002. 20% of the options vested on each of December 19, 2003, 2004, 2005 and 2006 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on December 19, 2007.

(7)	These options were granted on December 11, 2003. 20% of the options vested on each of December 10, 2004, 2005 and 2006 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 10, 2007 and 2008.

(8)	These options were granted on December 16, 2004. 20% of the options vested on each of December 15, 2005 and 2006 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 15, 2007, 2008 and 2009.

(9)	These options were granted on December 15, 2005. 20% of the options vested on December 14, 2006 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 14, 2007, 2008, 2009, and 2010.

(10)	These new-hire options were granted on March 8, 2002. 20% of the options vested on each of April 2, 2003, 2004, 2005, 2006 and 2007.

(11)	These options were granted on December 11, 2003. 20% of the options vested on each of December 19, 2003, 2004, 2005, and 2006 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on December 19, 2007.

(12)	These options were granted on December 16, 2004. On October 28, 2005, the Compensation Committee accelerated the vesting of the options so that they vested in full immediately in order to avoid the financial statement expense that the Company would otherwise have been required to recognize with respect to unvested options upon the effectiveness of FAS 123(R) on January 1, 2006. In accordance with our Stock Incentive Plan and Mr. Neilsen’s stock option agreement, these options expire one year after the date of Mr. Neilsen’s death.

(13)	These options were granted on December 15, 2005 and were vested in full upon grant in order to avoid the financial statement expense that the Company would otherwise have been required to recognize with respect to unvested options upon the effectiveness of FAS 123(R) on January 1, 2006. In accordance with our Stock Incentive Plan and Mr. Neilsen’s stock option agreement, these options expire one year after the date of Mr. Neilsen’s death.

(14)	These discretionary options were granted on May 14, 2002. 20% of the options vested on each of May 13, 2003, 2004, 2005 and 2006 and, assuming Ms. Frost continues providing consulting services to the Company, 20% of the options will vest on May 13, 2007.

Option Exercises and Stock Vested

The following table shows all stock options exercised by the named executive officers in fiscal 2006 and the value realized upon exercise. No stock awards vested in 2006.

Option Exercises and Stock Vested in 2006

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)(1)

Current
John M. Boushy	0	$0
Gordon R. Kanofsky	28,000	$632,240
Peter C. Walsh	27,488	$486,766
Thomas M. Steinbauer	10,680	$130,643
Former
Craig H. Neilsen	0	$0
Angela R. Frost	27,470	$457,607

(1)	Amounts reflect the difference between the closing sale price of our Common Stock on the date of exercise and the exercise price of the option.

Nonqualified Deferred Compensation

We maintain a nonqualified Deferred Compensation Plan, which is described in the section entitled “Compensation Discussion and Analysis — Components of Compensation for 2006 — Deferred Compensation Plan.”

The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

	Nonqualified Deferred Compensation for 2006
					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year End
Name	Year($)(1)	Year($)(2)	Year($)(3)	($)(4)	($)(5)

Current
John M. Boushy	$83,722	$24,760	$2,555	$0	$78,363
Gordon R. Kanofsky	$152,932	$50,082	$106,168	$21,098	$787,860
Peter C. Walsh	$93,789	$37,582	$49,096	$0	$647,450
Thomas M. Steinbauer	$72,351	$31,181	$54,990	$23,629	$423,487
Former
Craig H. Neilsen	$767,192	$42,712	$1,156,634	$9,576,045	$0
Angela R. Frost	$13,211	$13,211	$14,161	$189,511	$0

(1)	The amounts in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The amounts in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	The distributions for Mr. Neilsen and Ms. Frost comprised their entire respective account balances.

(5)	Does not include deferrals by the named executive officers of their 2006 annual incentive bonus that was paid in January 2007 or Company matching contributions on those deferrals. Such amounts are included in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns, respectively, of the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Pursuant to employment agreements in effect as of December 31, 2006 between the Company and Messrs. Boushy, Kanofsky, Walsh and Steinbauer, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances and, in the case of Messrs. Boushy, Kanofsky and Walsh, immediately upon the occurrence of a change in control (“CIC”), as described below. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements), other than payments and benefits provided on a non-discriminatory basis to salaried employees generally. These non-discriminatory payments and benefits include:

•	Accrued salary and PTO pay;

•	Payment of any bonus earned for the calendar year preceding termination, but not yet paid at the time of termination;

•	Reimbursement for approved business expenses incurred but not yet reimbursed at the time of termination;

•	Distributions of plan balances under our 401(k) Plan; and

•	Continuation of vested stock options for 90 days following termination (12 months in the case of death or disability).

Mr. Boushy.  If we terminate Mr. Boushy’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Boushy terminates his employment for good reason, in either case at any time prior to a CIC, Mr. Boushy is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,460,000 as of December 31, 2006), (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Boushy and his eligible dependents for 18 months (having an estimated cost to the Company of $39,906 as of December 31, 2006, based on the Company’s 2006 COBRA rates) and (iii) the continued vesting for two years of his 210,000 stock options that vest in equal installments on January 1, 2007, 2008 and 2009, and the right to exercise any or all of those vested options during such two-year period. Such payments and benefits would be contingent on Mr. Boushy (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement, which generally provide that he will not engage in certain activities in competition with the Company, and will not solicit or hire Company employees or attempt to divert existing business from the Company, for a period of 12 months following termination of employment.

Assuming that a CIC occurred on December 31, 2006 at a transaction price of $30.74, the closing price of our Common Stock on December 29, 2006 (the “CIC Assumption”), immediately upon the CIC, Mr. Boushy would be entitled to receive a lump-sum payment equal to two times his annual base salary (a total of $1,460,000). As is the case with all employees who hold equity awards, his unvested stock options and restricted stock would vest immediately upon the CIC (having a value of $8,052,328). If Mr. Boushy’s employment is terminated without cause, or if he terminates his employment for good reason, within 12 months following the CIC, he would receive (i) an additional severance payment equal to one times his annual base salary in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in equal installments over 12 months ($730,000 as of December 31, 2006) and (ii) continuation of his health benefits for 18 months following termination as provided above. Additionally, Mr. Boushy would be entitled to be reimbursed (“grossed-up”) for any excise tax payable by him under Section 280G of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 280G excise tax (having a value of $1,583,031, based on the CIC Assumption, a Section 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate).

Mr. Kanofsky.  If we terminate Mr. Kanofsky’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $950,000 as of December 31, 2006) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $39,906 as of December 31, 2006). Such payments and benefits would be contingent on Mr. Kanofsky (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, immediately upon the CIC, Mr. Kanofsky would be entitled to receive a lump-sum payment equal to two times his annual base salary (a total of $950,000). His unvested stock options would vest immediately upon the CIC (having a value of $1,596,319). If Mr. Kanofsky’s employment is terminated without cause, or if he terminates his employment for good reason, within 12 months following the CIC, he would receive (i) an additional severance payment equal to one times his annual base salary in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in equal installments over 12 months ($475,000 as of December 31, 2006) and (ii) continuation of his health benefits for 18 months following termination as provided above. Based on the CIC Assumption, no excise tax would be payable by Mr. Kanofsky.

Mr. Walsh.  If we terminate Mr. Walsh’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $380,000 as of December 31, 2006) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $34,344 as of December 31, 2006). Such payments and benefits would be contingent on Mr. Walsh (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

Based on the CIC Assumption, immediately upon the CIC, Mr. Walsh would be entitled to receive a lump-sum payment equal to one times his annual base salary ($380,000). His unvested stock options would vest immediately upon the CIC (having a value of $2,182,467). If Mr. Walsh’s employment is terminated without cause, or if he terminates his employment for good reason, within 12 months following the CIC, he would receive (i) an additional severance payment equal to one times his annual base salary in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in equal installments over 12 months ($380,000 as of December 31, 2006) and (ii) continuation of his health benefits for 18 months following termination as provided above. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh.

Mr. Steinbauer.  If we terminate Mr. Steinbauer’s employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents for 18 months (having an estimated cost to the Company of $34,344 as of December 31, 2006) and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer signing a release of all claims against the Company. Mr. Steinbauer’s employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options (having a value of $880,744 based on the CIC Assumption) and the other payments and benefits provided on a non-discriminatory basis to salaried employees generally.

In the event a named executive officer’s employment terminates for any reason, whether before or after a CIC, the officer’s vested account balance in the Deferred Compensation Plan will be distributed to him in a lump sum or, in the case of retirement, over a period of years previously selected by the officer. As of December 31, 2006, these balances are: Mr. Boushy — $71,397; Mr. Kanofsky — $787,860; Mr. Walsh — $647,450; and Mr. Steinbauer — $423,487.

Except as noted above with respect to the reimbursement of Section 280G excise and related taxes to Messrs. Boushy, Kanofsky and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding.

Mr. Neilsen.  Mr. Neilsen’s employment terminated as a result of his death on November 19, 2006. The Neilsen Estate did not receive any payments or benefits in connection with or following the termination of his employment, other than distribution of his Deferred Compensation Plan account balance of $9,576,045 and payments and benefits provided on a non-discriminatory basis to salaried employees generally.

Ms. Frost.  Ms. Frost retired as an employee on July 7, 2006. On the same date, and in connection therewith, we entered into a consulting agreement with Ms. Frost pursuant to which she has been providing consulting services to the Company for approximately 20 hours per week as an independent contractor for a fee of $250 per hour plus reimbursement of approved out-of-pocket business expenses. We paid Ms. Frost a total of $134,063 for consulting services through December 31, 2006, which amount is included in the “All Other Compensation” column of the Summary Compensation Table. Pursuant to the consulting agreement, Ms. Frost’s stock options that were outstanding on July 7, 2006 remain in effect and continue to vest in accordance with their terms so long as she is performing services under the agreement. Either Ms. Frost or we may terminate the consulting agreement at any time with or without cause. Ms. Frost did not receive any other payments or benefits in connection with or following the termination of her employment, other than distribution of her Deferred Compensation Plan account balance of $189,511 and payments and benefits provided on a non-discriminatory basis to salaried employees generally.

Directors’ Compensation

Directors who are employees of the Company (Messrs. Boushy, Neilsen, Kanofsky and Steinbauer) receive no additional compensation for serving on the Board. In 2006, we provided the following compensation to non-employee Directors. Non-employee Directors receive stock option awards but do not receive stock awards, incentive plan compensation or other compensation or benefits.

Director Compensation for 2006

	Fees Earned or		All Other
Name	Paid in Cash ($)	Option Awards ($)(1)	Compensation ($)		Total ($)

Current
Carl Brooks	$11,000	$24,013	$0		$35,013
Luther P. Cochrane	$44,000	$115,199	$0		$159,199
Larry A. Hodges	$44,000	$129,268	$4,000	(2)	$177,268
Leslie Nathanson Juris	$44,000	$129,268	$0		$173,268
J. William Richardson	$46,500	$129,268	$0		$175,768
Former
Joseph E. Monaly(3)	$40,500	$81,070	$0		$121,570

(1)	Represents the expense we recognized in 2006 for financial statement reporting purposes in connection with the grant of stock options to the Directors in 2006 and 2005. The assumptions used to calculate these values are set forth in Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007. Estimates of forfeitures were disregarded in this calculation. All options granted to Directors vest in full one year from the date of grant. The following table shows the total number of stock options outstanding as of December 31, 2006 and the grant date fair value of each option granted in 2006. The grant date fair value of the stock options is determined in accordance with FAS 123(R). Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our Common Stock at such date in the future when the option is exercised.

	Total Options Outstanding at	Grant Date Fair Value of
Name	December 31, 2006	Options Granted in 2006

Current
Carl Brooks	20,000	$164,800
Luther P. Cochrane	20,000	$124,200
Larry A. Hodges	126,000	$85,500
Leslie Nathanson Juris	58,500	$85,500
J. William Richardson	57,500	$85,500
Former
Joseph E. Monaly	15,000	$0

(2)	This amount represents fees paid to Mr. Hodges for service as Chairman of our Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

(3)	Mr. Monaly retired from the Board on June 19, 2006.

In 2006, each non-employee Director received an annual Director’s fee of $30,000, paid in quarterly installments, plus $3,500 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. The Chairman of the Audit Committee received an additional annual fee of $10,000, paid quarterly, for service in that capacity. Effective January 1, 2007, the annual Director’s fee was increased to $40,000 and the annual Audit Committee Chairman’s fee was increased to $15,000. Pursuant to our 2002 Non-Employee Directors’ Stock Election Plan, each non-employee Director may elect to be paid all or a portion of his or her Director’s fee in shares of our Common Stock in lieu of cash. None of our current Directors has elected to do so.

Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the Chairman of the Compliance Committee. For these additional services, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. The Compliance Committee held four meetings during 2006. Mr. Steinbauer is also a member of the Compliance Committee, but he does not receive any additional compensation for these services.

The Board has adopted a general policy of granting options to purchase 20,000 shares of Common Stock to each new non-employee Director who joins the Board and options to purchase 15,000 shares of Common Stock to each non-employee Director on the date of each annual meeting of stockholders so long as the Director has held such position for at least six months. All options granted pursuant to the policy become exercisable on the first anniversary of the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans as of December 31, 2006.

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,233,331	$20.44	1,900,244	(1)
Equity compensation plans not approved by security holders	0	—	0

Total	6,233,331	$20.44	1,900,244	(1)

(1)	Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors’ Stock Election Plan.

REPORT OF AUDIT COMMITTEE

In conjunction with its activities during the 2006 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee

J. William Richardson, Chairman
Luther P. Cochrane
Larry A. Hodges

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2006 was Ernst & Young LLP, which firm the Audit Committee has selected to serve in such capacity during 2007. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

On April 11, 2005, the Audit Committee dismissed our former independent registered public accounting firm, Deloitte & Touche LLP, and engaged the services of Ernst & Young as our new independent registered public accounting firm.

The reports of Deloitte & Touche on our financial statements for the fiscal years ended December 31, 2003 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2003 and 2004 and for the period January 1, 2005 through April 11, 2005, there were no disagreements between Deloitte & Touche and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter thereof in its report on our financial statements for those periods.

During the fiscal years ended December 31, 2003 and 2004 and for the period January 1, 2005 through April 11, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

At our request, on April 14, 2005, Deloitte & Touche furnished a letter addressed to the SEC stating that it agrees with the statements made in the four immediately preceding paragraphs. A copy of that letter is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 15, 2005.

During the fiscal years ended December 31, 2003 and 2004 and for the period January 1, 2005 through April 11, 2005, we did not consult with Ernst & Young regarding the matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

In addition to performing the audit of our consolidated financial statements, Ernst & Young provided various other services to the Company and our subsidiaries during 2006 and 2005.

The aggregate fees billed by Ernst & Young for 2006 and 2005 for each of the following categories of services are set forth below:

	2006	2005

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Section 404 attestation
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with regulatory filings	$1,088,960	$825,500
Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
— 2006 and 2005: employee benefit plan audit	$28,740	$21,975
Tax Fees
• 2006 and 2005: primarily related to tax planning and advice and various tax compliance services	$436,717	$742,225
All Other Fees	$0	$0

Total	$1,554,417	$1,589,700

The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

In January 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and “related parties” (Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

The Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company’s entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount is expected to be less than $250,000.

A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.

Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

In 2006, prior to the adoption of this policy by the Board, transactions with related parties where the amount involved would or was expected to exceed $60,000 in any calendar year were reviewed and approved or disapproved by the Audit Committee pursuant to a provision in the Audit Committee’s Charter.

All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

Certain Relationships and Related Party Transactions

Each of the following transactions and relationships that occurred since January 1, 2006 was reviewed and approved by the Audit Committee pursuant to its Charter or the Board’s related party transactions policy described above:

Craig H. Neilsen, our former Chief Executive Officer and Chairman of the Board, was a quadriplegic for more than 20 years prior to his death and required continuous nursing care. Until his death on November 19, 2006, Mr. Neilsen employed an around-the-clock staff at his residence who performed, among other things, various administrative and clerical services for Mr. Neilsen relating to Company business matters (such as placing and answering telephone calls, reading, drafting and organizing letters, memos and other documents, filing materials, assisting with business meetings conducted by Mr. Neilsen, including arranging meals, making photocopies and providing other support services). If these services had not been performed by Mr. Neilsen’s personal staff, the Company would have needed to hire dedicated executive assistants to provide this administrative support to Mr. Neilsen and the Company. Accordingly, in 2006, the Audit Committee authorized the Company to reimburse Mr. Neilsen for his actual out-of-pocket costs for these business-related services, up to a maximum amount that was established by the Audit Committee based on the cost the Company would have incurred if we had been required to hire executive assistants to perform these administrative services for Mr. Neilsen. In 2006, the Company reimbursed Mr. Neilsen $356,375 for these expenses incurred by Mr. Neilsen.

The Neilsen Foundation is a private charitable foundation established by Craig H. Neilsen that is primarily dedicated to spinal cord injury research and treatment. Our Director of Charitable Giving and Community Relations devotes approximately one-half of her time to the business of the Neilsen Foundation. Ray H. Neilsen and Mr. Kanofsky are the co-trustees and are members of the board of directors of the Neilsen Foundation and devote a portion of their time to its affairs, and certain other Company employees provide services to the Neilsen Foundation on an incidental basis. Tax counsel has advised us that the “self-dealing” provisions of the Code applicable to private foundations would not permit either the Neilsen Foundation or the Neilsen Estate to reimburse us for the portion of our employees’ salaries and benefits attributable to services rendered by them to the Neilsen Foundation. As part of its charitable giving program, the Company is supportive of the goals and objectives of the Neilsen Foundation and considers the expenditure of time by Company employees on behalf of the Neilsen Foundation without compensation to the Company to be consistent with those goals and objectives. Accordingly, the Audit Committee has waived the Company’s policy requiring the Neilsen Foundation to reimburse us for services provided by our employees to the Neilsen Foundation.

Ray H. Neilsen and Mr. Kanofsky are the co-executors of the Neilsen Estate. Since Craig H. Neilsen’s death in November 2006, Messrs. Neilsen and Kanofsky have provided, and they expect to continue to provide for an indefinite period, personal services in connection with the administration of the Neilsen Estate. To date, these services have consumed approximately 20% or less of Messrs. Neilsen’s and Kanofsky’s aggregate work time on behalf of the Company, the Neilsen Estate and the Neilsen Foundation. The Audit Committee has reviewed the provision of these services to the Neilsen Estate as well as the time and effort devoted by Messrs. Neilsen and Kanofsky on behalf of the Company, and the Audit Committee has determined that it has not detracted and will not detract in any significant manner from the performance of Messrs. Neilsen’s and Kanofsky’s respective duties to the Company, has not resulted and will not result in the Company incurring any incremental payroll or other costs and does not create a conflict of interest. Accordingly, the Audit Committee has waived the Company’s policy to the extent that it would otherwise require reimbursement to the Company with respect to services provided to the Neilsen Estate by Messrs. Neilsen and Kanofsky in their capacities as co-executors of the Neilsen Estate. The Audit Committee will review periodically, not less frequently than annually, the relevant facts and circumstances to determine whether it is appropriate and in the best interest of the Company to rescind this waiver or modify it in any respect.

Ray H. Neilsen is our Senior Vice President and Co-Chairman of the Board. Mr. Neilsen has held various other positions with us for the past 15 years. For 2006, Mr. Neilsen received base salary and incentive bonus compensation of $384,718, as well as certain employee benefits and perquisites.

FORM 10-K

We will furnish without charge to each stockholder, upon written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Corporate Controller, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at our 2008 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by us not later than January 7, 2008. In the event that any stockholder proposal is presented at the 2008 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by March 25, 2008.

OTHER MATTERS

Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

Our Annual Report to Stockholders for the year ended December 31, 2006 accompanies this proxy statement, but it is not to be considered a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

John M. Boushy
Chief Executive Officer and President

Las Vegas, Nevada
April 30, 2007

Appendix A

AMERISTAR CASINOS, INC.

Audit Committee Charter

(Effective January 26, 2007)

I.	Overview and Purpose.

The purpose of the Audit Committee (the “Committee”) of Ameristar Casinos, Inc. (the “Company”) is to oversee the processes of accounting and financial reporting of the Company and the audits and financial statements of the Company.

While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to, among other things, conduct investigations or to assure compliance with laws and regulations or with the Company’s Gaming Compliance Program or codes of conduct. Committee members are not Company employees and are not performing the functions of auditors or accountants.

II.	Composition of the Committee.

The Committee shall consist of at least three directors, each of whom shall meet the independence and experience requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), as determined by the Company’s Board of Directors (the “Board”). Each member of the Committee must be capable of reading and understanding the Company’s fundamental financial statements, such as its balance sheet, statement of operations and statement of cash flows, and shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in such Committee member’s financial sophistication (such as, without limitation, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities). Each member of the Committee shall be entitled to indemnification by the Company for such member’s actions as a member of the Committee in accordance with the terms and conditions of the Indemnification Agreement between such member and the Company, the Company’s Bylaws and otherwise as such member is entitled with respect to such member’s service as a member of a committee of the Board.

The members of the Committee shall be appointed by the Board and shall serve on the Committee at the discretion of the Board. The Board may designate a Chairman of the Committee (the “Chairman”). In the absence of the Board’s appointment of a Chairman of the Committee, the members of the Committee shall appoint a Chairman of the Committee by a majority vote of the full Committee. To the extent not inconsistent with applicable law or regulation or Nasdaq listing standards, the Committee may delegate to the Chairman the authority to take any action on behalf of the Committee required or permitted by this Charter. The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) and the Articles of Incorporation and Bylaws of the Company insofar as they relate to committees of the Board.

III.	Meetings.

The Committee shall meet, either in person or by telephone, at such times as the Committee shall deem necessary or appropriate. The Committee shall meet in executive session at least two times annually. The Committee shall meet at least annually with the Company’s management personnel (“Management”), the Company’s independent accountants (the “Accountants”) and the Company’s Internal Audit Department personnel to discuss any issues that the Committee deems appropriate. Such meetings may take place at the regularly scheduled Committee meeting and may be held collectively or separately, as the Committee deems appropriate. To the extent the Committee determines that it would be appropriate to hold separate meetings with any of

Management, the Internal Audit Department, the Company’s Compliance Officer or the Accountants, it shall do so. Minutes of each meeting of the Committee shall be prepared at the direction of the Chairman and shall be approved by the Committee at the subsequent Committee meeting. A majority of the members of the Committee shall constitute a quorum. The Secretary of the Company shall retain a copy of the Committee’s minutes in the Company’s minute book.

IV.	Responsibilities and Duties.

The Committee’s specific responsibilities and duties shall include the following:

1. Since the Accountants are ultimately accountable to the Committee and the Board, as representatives of the stockholders, the Committee shall: (a) be directly responsible for the appointment, retention and compensation of the Accountants, considering independence, effectiveness and cost; (b) review and discuss with the Accountants the scope and extent of the Accountants’ annual audit, including, without limitation, the terms of the Accountants’ engagement letter and the compensation to be paid to the Accountants; and (c) review the performance of the Accountants on an annual basis and, if the circumstances warrant, determine whether to terminate the Accountants (including with such determination the reasons for such termination). The Committee shall be directly responsible for the oversight of the work of the Accountants (including resolution of disagreements between Management and the Accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the Accountants shall report directly to the Committee. In its review of the scope of the Accountant’s annual audit, the Committee shall consider, as and to the extent it deems appropriate: (i) the industry and business risk characteristics of the Company; (ii) the Company’s external reporting requirements; (iii) the materiality of the Company’s various properties and business segments; (iv) the quality of internal accounting controls; and (v) the degree of involvement and reliability of the Internal Audit Department.

2. The Committee shall pre-approve all audit and non-audit services of the Accountants, subject to a de minimis exception. Alternatively, the engagement of the Accountants may be entered into pursuant to pre-approved policies and procedures established by the Committee.

3. The Committee shall review with Management and the Accountants the Company’s annual and quarterly financial statements. Such review shall include a review of:

•	An analysis of the Accountant’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	The financial information to be included in the Company’s Annual Report on Form 10-K (the “Annual Report”), including the financial statements, financial schedules, Management’s Discussion and Analysis of Financial Condition and Results of Operations and all other financial disclosures required by generally accepted accounting principles (“GAAP”) and the rules and regulations of the SEC as in effect from time to time, and including accounting policies that may be regarded as critical;

•	Major issues regarding the Company’s significant accounting policies, principles and practices and all material judgments made and accounting estimates used by Management in preparing the financial statements;

•	All alternative treatments of financial information within GAAP that have been discussed with Management, ramifications of the use of those alternative disclosures and treatments and the treatment preferred by the Accountants and the reasons for favoring that treatment;

•	Any significant disagreements between any of Management, the Internal Audit Department and the Accountants encountered during the course of the Company’s annual audit or otherwise, and any limitations in scope or impediments to accessing information imposed on the Accountants or the Internal Audit Department by Management;

•	Any significant adjustments to the Company’s financial results that are or were proposed by the Accountants;

•	Any material written communications between the Accountants and Management, such as any management letter or schedule of unadjusted differences;

•	Any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the year; and

•	Any other matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as in effect from time to time (“SAS 61”).

4. Each year, prior to the filing of the Company’s Annual Report with the SEC, the Committee shall require the Accountants to submit a written report to the Committee: (a) delineating all relationships between the Accountants and the Company which, in the Accountants’ professional judgment, may reasonably be thought to bear on its independence; and (b) confirming that, in the Accountants’ professional judgment, they are independent of the Company within the meaning of the securities laws, SEC rules and regulations and applicable Nasdaq listing standards. The Committee shall review the Accountants’ report and all non-audit services provided by the Accountants, and shall discuss such report and services with the Accountants, to the extent necessary or appropriate to allow the Committee to make an informed conclusion with respect to whether the Accountants possess the independence and objectivity required for the audit.

5. Based on the matters set forth in Items 3 and 4 above, the Committee shall recommend to the Board whether or not the financial information proposed to be included in the Annual Report should be so included.

6. The Committee shall cause audit partners of the Accountants to be rotated as required by Section 10A(j) of the Exchange Act and the SEC’s related rules and regulations.

7. The Committee shall establish clear Company hiring policies for employees or former employees of the Accountants.

8. Each year, the Committee shall submit a report to the Company to be included in the Company’s Proxy Statement covering all matters required to be covered by the rules and regulations of the SEC and applicable Nasdaq listing standards.

9. The Committee or the Chairman shall meet (in person or by telephone) with the Company’s Chief Financial Officer and the Accountants to review and discuss the Company’s unaudited quarterly financial statements before the public release thereof. The Committee or the Chairman, as the case may be, shall discuss with the Company’s Chief Financial Officer any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the quarter. The Committee or the Chairman shall review and discuss earnings press releases and earnings guidance before any such information is released to the market

10. The Committee shall, from time to time as it determines appropriate, consult with the Accountants, outside of the presence of Management, regarding the adequacy and effectiveness of the Company’s system of internal control and the accuracy and completeness of the Company’s disclosure controls and procedures and management reports thereon.

11. The Committee shall from time to time as it deems appropriate, but in no event less frequently than annually, review with Management the adequacy of the Company’s system of internal control over financial reporting. The Committee shall receive reports from Management and the Accountants regarding whether there have been any significant changes to the Company’s system of internal control over financial reporting.

12. The Committee shall review and approve, as it deems appropriate, all material changes to the Company’s accounting policies, principles and practices (“Policies, Principles and Practices”), other than those required by law, regulation or GAAP, and shall review the extent to which all changes to Policies, Principles and Practices have been implemented (allowing an appropriate amount of time for the implementation thereof). In determining whether any material change to Policies, Principles and Practices is appropriate, the Committee shall consider the Accountants’ judgment about the appropriateness thereof.

13. The Committee shall review and approve, as it deems appropriate, all material changes in the accounting, financial reporting or internal control-related duties of the Company’s Chief Financial Officer.

14. The Committee shall review and approve, as it deems appropriate, recommendations from Management regarding the establishment of, or changes to, the respective job responsibilities of the staff members of the Internal Audit Department. The Committee shall review and approve, as it deems appropriate, the assignment by Management to any staff member of the Internal Audit Department of tasks outside the scope of such approved job responsibilities that may materially affect the ability of the Internal Audit Department to perform its assigned responsibilities.

15. At each of its meetings, the Committee shall review the activities of the Internal Audit Department and the extent to which the policies and procedures followed by the Internal Audit Department focus on significant risk areas to the Company. The Committee shall also periodically review the Company’s practices with respect to risk assessment and risk management.

16. The Committee shall review recommendations and reportable findings of the Internal Audit Department and the Accountants and the actions taken by Management in response to such recommendations and findings.

17. The Committee shall review and discuss with Management and the Accountants significant accounting and reporting issues, including recent professional and regulatory pronouncements. The Committee may request the Accountants to provide the Committee with periodic reports and supplementary materials to enable the Committee to perform this review.

18. The Committee shall, from time to time as it deems appropriate, review other matters that come to its attention in areas such as security and surveillance, legal and regulatory compliance, information technology systems, and other subject matters that could have a material impact on the Company’s financial results and financial statements (“Other Subject Matters”). In addition, the Committee shall meet with Management as it deems appropriate to assess generally the adequacy, from a financial reporting perspective, of the Company’s policies and procedures and operations related to Other Subject Matters. The Committee shall recommend to Management or the Board any actions the Committee believes are necessary or appropriate to ensure that the Company’s policies and procedures and operations relating to Other Subject Matters are adequate to provide effective internal control.

19. The Committee shall review and discuss with Management and the Accountants any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company.

20. The Committee shall review and discuss with Management and the Accountants, as applicable, all transactions with parties related to the Company and the Committee shall approve or disapprove all such transactions, in each case in accordance with the Company’s Policy Regarding Related Party Transactions.

21. The Committee shall review and reassess the adequacy of this Charter on an annual basis and shall recommend to the Board any amendments to this Charter that the Committee considers appropriate.

22. The Committee shall ascertain annually from the Accountants whether the Company has any issues that may be reportable under Section 10A(b) of the Exchange Act and any rules of the SEC promulgated thereunder.

23. The Committee shall review with Management and the Accountants any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies.

24. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25. The Committee shall, from time to time, perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and Bylaws and applicable law as the Committee or the Board deems appropriate.

V.	Outside Advisors.

The Committee shall have the authority, without Board approval, to retain such outside legal, accounting and other advisors as it determines appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, to compensate the Accountants, outside legal counsel or any other advisors retained by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

VI.	Investigations.

The Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors at the Company’s expense to assist it in the conduct of any investigation.

Appendix B

AMERISTAR CASINOS, INC.

Compensation Committee Charter

1.	Authority and Mission

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ameristar Casinos, Inc. (the “Company”) is a standing committee of the Board which acts on behalf of the Board in setting the general compensation policies of the Company and determining the specific compensation levels for the Chief Executive Officer (the “CEO”) and other executive officers of the Company. The Committee is also responsible for administering the Company’s stock incentive plans and such other compensation plans for executive officers as the Company may establish from time to time.

2.	Composition

The Committee shall consist of at least three directors designated from time to time by the Board, each of whom shall be (i) an “independent director,” as that term is defined in the Nasdaq Marketplace Rules, as determined by the Board, (ii) a “non-employee director,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board may designate one of the Committee members to be Chairperson. In the absence of the Board’s designation of a Chairperson, the members of the Committee may designate a Chairperson by majority vote of the full Committee.

3.	Meetings

(i) The Committee shall meet at least annually in conjunction with a regularly scheduled meeting of the Board, and may meet more frequently from time to time as required. The Committee shall report its activities to the full Board. At its discretion, the Committee shall have the right to meet in executive session, without any members of management present.

(ii) The Committee shall have the right to retain at the Company’s expense and meet privately with independent counsel, advisers and benefit specialists, as needed.

(iii) The Committee shall keep minutes reflecting all actions of the Committee and such minutes shall be circulated to all members of the Board. The minutes shall be maintained with the Company’s minute books.

(iv) The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) and the Articles of Incorporation and Bylaws of the Company insofar as they relate to committees of the Board.

4.	Duties and Responsibilities

The duties and responsibilities of the Committee shall be as follows:

(i) To establish the executive compensation and benefits philosophy and strategy for the Company, in consultation with the CEO.

(ii) To review and, as deemed appropriate, adopt, approve or ratify compensation plans or programs covering the Company’s executive officers.

(iii) To review the recommendations of the CEO with respect to the individual amounts and types of compensation of each executive officer of the Company, and approve such individual compensation, including the terms of any employment agreements with executive officers.

(iv) To determine performance measures and, if applicable, goals for measuring corporate performance, in consultation with the CEO.

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(v) To evaluate the performance of the CEO on at least an annual basis and set compensation performance standards for the CEO.

(vi) To approve the terms of all stock option and other stock incentive awards, which authority the Committee, by majority vote, may delegate to one or more individual members of the Committee, and otherwise to administer all stock incentive plans.

(vii) To prepare or approve the Compensation Committee report on executive compensation to be included in any proxy statement. The Committee shall also review and discuss with management the Compensation Discussion and Analysis required by Item 402 of Securities and Exchange Commission Regulation S-K. Based on such review and discussion, the Committee shall determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual meeting proxy statement.

(viii) To select participants for the Company’s Deferred Compensation Plan, which authority the Committee, by majority vote, may delegate to one or more individual members of the Committee, and otherwise to administer the Deferred Compensation Plan.

(ix) To perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and Bylaws and applicable law as the Committee or the Board deems appropriate.

Effective January 26, 2007

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Appendix C

AMERISTAR CASINOS, INC.
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

(Effective as of June 8, 2007)

Section 1.  Purposes.

The purposes of the Ameristar Casinos, Inc. Amended and Restated 1999 Stock Incentive Plan (the “Plan”) are to (i) enable Ameristar Casinos, Inc. (the “Company”) and Related Companies (as defined below) to attract, motivate and retain top-quality directors, officers, employees, consultants, advisers and independent contractors (including without limitation dealers, distributors and other business entities or persons providing services on behalf of the Company or a Related Company), (ii) provide substantial incentives for such directors, officers, employees, consultants, advisers and independent contractors of the Company or a Related Company (“Participants”) to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by Participants on behalf of the Company or a Related Company. For purposes of the Plan, a “Related Company” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a twenty percent (20%) beneficial ownership interest.

Section 2.  Types of Awards.  Awards under the Plan may be in the form of (i) Stock Options or (ii) Restricted Stock.

Section 3.  Administration.

3.1  Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee of directors as the Board shall designate, which committee in either such case shall consist solely of not less than two “non-employee directors” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor rule (“Rule 16b-3”)) who shall serve at the pleasure of the Board, each of whom shall also be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and Section 1.162-27 of the Treasury Regulations or any successor provision(s) thereto (“Section 162(m)”); provided, however, that if there are not two persons on the Board who meet the foregoing qualifications, any such committee may be comprised of two or more directors of the Company, none of which is an officer (other than a non-employee Chairman of the Board of the Company) or an employee of the Company or a Related Company. If no such committee has been appointed by the Board, the Plan shall be administered by the Board, and the Plan shall be administered by the Board to the extent provided in the last sentence of this Section. Such committee as shall be designated to administer the Plan, if any, or the Board is referred to herein as the “Committee.” Notwithstanding any other provision of the Plan to the contrary, if such a committee has been designated to administer the Plan, all actions with respect to the administration of the Plan in respect of the members of such committee shall be taken by the Board.

3.2  The Committee shall have the following authority with respect to awards under the Plan to Participants: to grant awards to eligible Participants under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

(a) to determine whether and to what extent any award or combination of awards will be granted hereunder;

(b) to select the Participants to whom awards will be granted;

(c) to determine the number of shares of the common stock of the Company, $0.01 par value (the “Stock”), to be covered by each award granted hereunder, provided that no Participant will be granted Stock Options on or with respect to more than 2,000,000 shares of Stock in any calendar year;

(d) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on performance and such other factors as the Committee may determine, and to determine whether the terms and conditions of the award are satisfied;

(e) to determine the treatment of awards upon a Participant’s retirement, disability, death, termination for cause or other termination of employment or other qualifying relationship with the Company or a Related Company;

(f) to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the Participant currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the Participant, or that the Participant has no rights with respect to such dividends;

(g) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of a Participant, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period;

(h) to provide that the shares of Stock received as a result of an award shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, subject to such terms and conditions as the Committee may specify;

(i) to amend the terms of any award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her consent; and

(j) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans, in each case including previously granted options having higher option prices.

3.3  All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and all Participants.

3.4  The Committee may from time to time delegate to one or more officers of the Company any or all of its authorities granted hereunder except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee shall specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

Section 4.  Stock Subject to Plan.

4.1  The total number of shares of Stock reserved and available for distribution under the Plan shall be 16,000,000 (subject to adjustment as provided in Section 4.3); provided, however, that no award of a Stock Option or Restricted Stock may be made at any time if, after giving effect to such award, (i) the total number of shares of Stock issued upon the exercise of options under the Plan and the Company’s Management Stock Option Incentive Plan, as amended and restated through September 4, 1996 (the “Prior Plan”) plus (ii) the total number of shares of Stock issuable upon exercise of all outstanding options of the Company under the Plan and the Prior Plan plus (iii) the total number of shares of Stock underlying awards of Restricted Stock under the Plan (whether or not the applicable restrictions have lapsed) would exceed 16,000,000 shares (subject to adjustment as provided in Section 4.3). Shares of Stock issuable in connection with any award under the Plan may consist of authorized but unissued shares or treasury shares.

4.2  To the extent a Stock Option terminates without having been exercised, or shares awarded are forfeited, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan, subject to the limitations set forth in Section 4.1, unless the forfeiting Participant received any benefits of ownership such as dividends from the forfeited award.

4.3  In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Stock dividend, Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan, the number of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award. In the event any change described in this Section 4.3 occurs and an adjustment is made in the outstanding Stock Options, a similar adjustment shall be made in the maximum number of shares covered by Stock Options that may be granted to any employee pursuant to Section 3.2(c).

Section 5.  Eligibility.

Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

Section 6.  Stock Options.

6.1  The Stock Options awarded to officers and employees under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code or any successor provision thereto (“Section 422”); and (ii) Non-Qualified Stock Options. If any Stock Option does not qualify as an Incentive Stock Option, or the Committee at the time of grant determines that any Stock Option shall be a Non-Qualified Stock Option, it shall constitute a Non-Qualified Stock Option. Stock Options awarded to any Participant who is not an officer or employee of the Company or a Related Company shall be Non-Qualified Stock Options.

6.2  Subject to the following provisions, Stock Options awarded to Participants under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee.

(b) Option Term.  The term of each Stock Option shall be fixed by the Committee, but in no event longer than one hundred twenty (120) months after the date of grant of such Stock Option.

(c) Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part.

(d) Method of Exercise.  Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the award, which may include cash (including cash equivalents), delivery of shares of Stock acceptable to the Committee already owned by the optionee or subject to awards hereunder, any other manner permitted by law as determined by the Committee, or any combination of the foregoing. The Committee may provide that all or part of the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock shall be restricted in accordance with the original terms of the award in question.

(e) No Stockholder Rights.  An optionee shall have no rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has given written notice of exercise and has paid for such shares.

(f) Surrender Rights.  The Committee may provide that Stock Options may be surrendered for cash upon any terms and conditions set by the Committee.

(g) Non-Transferability; Limited Transferability.  A Stock Option Agreement may permit an optionee to transfer the Stock Option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth such Stock Option expressly provides that such Stock Option may be transferred only with the express written consent of the Committee, and (ii) the optionee does not receive any consideration in any form whatsoever for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any Stock Option so transferred shall continue to be subject to the same terms and conditions as were applicable to such Stock Option immediately prior to the transfer thereof. Any Stock Option not (x) granted pursuant to any agreement expressly allowing the transfer of such Stock Option or (y) amended expressly to permit its transfer shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and such Stock Option shall be exercisable during the optionee’s lifetime only by the optionee.

(h) Termination of Relationship.  If an optionee’s employment or other qualifying relationship with the Company or a Related Company terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, the Stock Option shall be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any Stock Option), the Stock Option shall remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for (A) at least six (6) months from the date of termination if termination was caused by death or disability or (B) at least ninety (90) days from the date of termination if termination was caused by other than death or disability. The Committee may provide that, notwithstanding the option term fixed pursuant to Section 6.2(b), a Stock Option which is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death.

(i) Option Grants to Participants Subject to Section 16.  If for any reason any Stock Option granted to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3, neither the Stock Option (except upon its exercise) nor the Stock underlying the Stock Option may be disposed of by the Participant until six months have elapsed following the date of grant of the Stock Option, unless the Committee otherwise specifically permits such disposition.

6.3  Notwithstanding the provisions of Section 6.2, no Incentive Stock Option shall (i) have an option price which is less than one hundred percent (100%) of the Fair Market Value (as defined below) of the Stock on the date of the award of the Stock Option (or less than one hundred ten percent (110%) of the Fair Market Value of the Stock on the date of award of the Stock Option if the Participant owns, or would be considered to own by reason of Section 424(d) of the Internal Revenue Code or any successor provision thereto, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time of the grant of the Stock Option), (ii) be exercisable more than ten (10) years after the date such Incentive Stock Option is awarded (five (5) years after the date of award if the Participant owns, or would be considered to own by reason of Section 424(d) of the Internal Revenue Code or any successor provision thereto, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time of the grant of the Stock Option), (iii) be awarded more than ten (10) years after the effective date of the Plan (or the latest restatement of the Plan) or (iv) be transferable other than by will or by the laws of descent and distribution. In addition, the aggregate Fair Market Value (determined as of the time a Stock Option is granted) of Stock with respect to which Incentive Stock Options granted after December 31, 1986 are exercisable for the first time by a Participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) shall not exceed $100,000. For purposes of the Plan, “Fair Market Value” in relation to a share of the Stock means, if the Stock is publicly traded, the mean between the highest and lowest quoted selling prices of the Common Stock on such date or, if not available, the mean between the bona fide bid and asked prices of the Common Stock on such date. In any situation not covered above, the Fair Market Value shall be determined by the Committee in accordance with one of the valuation methods described in Section 20.2031-2 of the Federal Estate Tax Regulations (or any successor provision thereto).

Section 7.  Restricted Stock.

Subject to the following provisions, all awards of Restricted Stock to Participants shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.

(b) Stock certificates representing the Restricted Stock awarded to an employee shall be registered in the Participant’s name, but the Committee may direct that such certificates be held by the Company on behalf of the Participant. Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the Participant (or his or her designated beneficiary in the event of death), free of all restrictions.

(c) The Committee may provide that the Participant shall have the right to vote or receive dividends, or both, on Restricted Stock. The Committee may provide that Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(d) Except as may be provided by the Committee, in the event of a Participant’s termination of employment or other qualifying relationship with the Company or a Related Company before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that the lower of (i) any purchase price paid by the Participant and (ii) the Restricted Stock’s aggregate Fair Market Value on the date of forfeiture shall be paid in cash to the Participant.

(e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the Participant’s Restricted Stock.

(f) If for any reason any Restricted Stock awarded to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3, the Restricted Stock may not be disposed of by the Participant until six months have elapsed following the date of award of the Restricted Stock, unless the Committee otherwise specifically permits such disposition.

Section 8.  Election to Defer Awards.

The Committee may permit a Participant to elect to defer receipt of an award for a specified period or until a specified event, upon such terms as are determined by the Committee.

Section 9.  Tax Withholding.

9.1  Each Participant shall, no later than the date as of which the value of an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee (which may include delivery of shares of Stock already owned by the optionee or subject to awards hereunder) regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

9.2  To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, a Participant may elect to have the withholding tax obligation, or any additional tax obligation with respect to any awards hereunder, satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award or (ii) delivering to the Company shares of unrestricted Stock.

Section 10.  Amendments and Termination.

No awards may be granted under the Plan more than ten (10) years after the date of approval of the Plan by the stockholders of the Company. The Board may discontinue the Plan at any earlier time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without stockholder approval except (i) if and to the extent necessary to satisfy any applicable mandatory legal or regulatory requirements (including the requirements of any stock exchange or over-the-counter market on which the Stock is listed or qualified for trading and any requirements imposed under any state securities laws or regulations as a condition to the registration of securities distributable under the Plan or otherwise), or (ii) as required for the Plan to satisfy the requirements of Section 162(m), Section 422 or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the Plan to satisfy any such requirements.

Section 11.  Acceleration of Vesting in Certain Circumstances.

11.1  Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee and expressly set forth in the agreement evidencing the Stock Option or Restricted Stock award, in the event of a Change in Control, (i) each Stock Option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of Stock at that time subject to such Stock Option shall automatically accelerate so that each such Stock Option shall, immediately upon the effective time of the Change in Control, become exercisable for all the shares of Stock at the time subject to such Stock Option and may be exercised for any or all of those shares as fully vested shares of Stock, and (ii) all shares of Restricted Stock outstanding under the Plan which are not otherwise fully vested shall automatically accelerate so that all such shares of Restricted Stock shall, immediately upon the effective time of the Change in Control, become fully vested, free of all restrictions.

11.2  Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee and expressly set forth in the agreement evidencing the Stock Option or Restricted Stock award, in the event of a Corporate Transaction, (i) each Stock Option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of Stock at that time subject to such Stock Option shall automatically accelerate so that each such Stock Option shall, immediately prior to the effective time of the Corporate Transaction, become exercisable for all the shares of Stock at the time subject to such Stock Option and may be exercised for any or all of those shares as fully vested shares of Stock, and (ii) all shares of Restricted Stock outstanding under the Plan which are not otherwise fully vested shall automatically accelerate so that all such shares of Restricted Stock shall, immediately prior to the effective time of the Corporate Transaction, become fully vested, free of all restrictions.

11.3  As used in the Plan, a “Change in Control” shall be deemed to have occurred if:

(a) Individuals who, as of January 24, 2003, constitute the entire Board (“Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of a majority of the then Incumbent Directors (other than an election or nomination of an individual whose assumption of office is the result of an actual or threatened election contest relating to the election of directors of the Company), also shall be an Incumbent Director; or

(b) Any Person (as defined below) other than a Permitted Holder (as defined below) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate fifty percent (50%) or more of either (i) the then outstanding shares of Stock or (ii) the Combined Voting Power (as defined below) of all then outstanding Voting Securities (as defined below) of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this clause (b) solely as the result of:

(A) An acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Stock beneficially owned by any Person to fifty percent (50%) or more of the shares of Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the Combined Voting Power of all then outstanding voting securities; or

(B) An acquisition of securities directly from the Company, except that this Paragraph (B) shall not apply to:

(1) any conversion of a security that was not acquired directly from the Company; or

(2) any acquisition of securities if the Incumbent Directors at the time of the initial approval of such acquisition would not immediately after (or otherwise as a result of) such acquisition constitute a majority of the Board.

11.4  As used in the Plan, “Corporate Transaction” means (a) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (i) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of (A) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Corporation”) (or of its ultimate parent corporation, if any) and (B) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Corporation (or of its ultimate parent corporation, if any) or (ii) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the board of directors of the Surviving Corporation (or of its ultimate parent corporation, if any) or (b) the liquidation or dissolution of the Company.

11.5  For purposes of this Section 11:

(a) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of directors of a corporation by holders of the then outstanding Voting Securities of such corporation;

(b) “Permitted Holder” shall mean (i) the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (ii) to the extent they hold securities in any capacity whatsoever, Craig H. Neilsen and Ray Neilsen and their respective estates, spouses, heirs, ancestors, lineal descendants, stepchildren, legatees and legal representatives, and the trustees of any bona fide trusts of which one or more of the foregoing are the sole beneficiaries or grantors thereof and (iii) any Person controlled, directly or indirectly, by one or more of the foregoing Persons referred to in the immediately preceding clause (ii), whether through the ownership of voting securities, by contract, in a fiduciary capacity, through possession of a majority of the voting rights (as directors and/or members) of a not-for-profit entity, or otherwise;

(c) “Person” shall mean any individual, entity (including, without limitation, any corporation (including, without limitation, any charitable corporation or private foundation), partnership, limited liability company, trust (including, without limitation, any private, charitable or split-interest trust), joint venture, association or governmental body) or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that “Person” shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan; and

(d) “Voting Securities” shall mean all securities of a corporation having the right under ordinary circumstances to vote in an election of the board of directors of such corporation.

Section 12.  General Provisions.

12.1  If the granting of any award under the Plan or the issuance, purchase or delivery of Stock thereunder shall require, in the determination of the Committee from time to time and at any time, (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or over-the-counter market or under any federal or state law or (ii) the consent or approval of any government regulatory body, then any such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions, if any, as shall be acceptable to the Committee. In addition, in connection with the granting or exercising of any award under the Plan, the Committee may require the recipient to agree not to dispose of any Stock issuable in connection with such award, except upon the satisfaction of specified conditions, if the Committee determines such agreement is necessary or desirable in connection with any requirement or interpretation of any federal or state securities law, rule or regulation.

12.2  Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any award hereunder shall confer upon any employee of the Company, or of a Related Company, any right to continued employment, and no award under the Plan shall confer upon any director any right to continued service as a director.

12.3  Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

12.4  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 13.  Effective Date of Plan.

The Plan shall be effective upon the approval of the Plan by (i) the Board of Directors of the Company and (ii) the stockholders of the Company acting by a majority of the votes cast at a duly held meeting of stockholders at which a quorum representing at least a majority of the outstanding shares is, either in person or by proxy, present and voting on the Plan.

The Plan was duly approved by the Board of Directors of the Company on December 8, 2000.

Appendix D

AMERISTAR CASINOS, INC.
PERFORMANCE-BASED ANNUAL BONUS PLAN

1.	Purpose

The purpose of this Performance-Based Annual Bonus Plan (this “Plan”) is to provide a more direct alignment between the annual bonus compensation paid to participating employees and the performance of Ameristar Casinos, Inc. (the “Company”). This Plan is intended to satisfy the requirements for performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and regulations thereunder (“Section 162(m)”).

2.	Administration

a. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Subject to the terms of the Plan, the Committee shall have full authority and discretion to:

(1) select the employees who will participate in the Plan;

(2) grant bonus opportunities (“Bonus Opportunities”) to participants and establish performance goals (“Performance Goals”) applicable to such Bonus Opportunities;

(3) compute the amount payable (“Award”) to any participant in accordance with the Plan;

(4) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable;

(5) interpret conclusively the provisions of the Plan and of any Performance Goals established under the Plan, and remedy any possible ambiguities, inconsistencies or omissions;

(6) decide conclusively all questions of fact arising under the Plan; and

(7) make all other determinations necessary or advisable for the administration of the Plan.

The Committee shall have authority to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company; provided, however, that no such delegation shall be permitted if such delegation or the exercise of delegated authority would result in the failure to satisfy the requirements of Section 162(m).

b. All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the affected participants. Determinations by the Committee under the Plan relating to the amount and terms and conditions of Awards need not be uniform, and may be made selectively among persons who are selected to participate in the Plan, whether or not such persons are similarly situated.

c. The Committee shall act by a majority of its members at a meeting (present in person or by conference telephone) or by unanimous written consent.

d. No member of the Board or the Committee, and no officer or employee of the Company or its subsidiaries acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any Award hereunder. The Company shall indemnify all members of the Board and the Committee and all such officers and employees acting on their behalf, to the extent permitted by law, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan.

3.	Eligibility and Participation

Participation in this Plan for any year is limited to those members of management and other key employees of the Company or any of its subsidiaries or affiliates who are selected by the Committee to participate for that fiscal year. Selection to participate in one year does not guarantee participation in any subsequent year.

4.	Establishment of Bonus Opportunity

a. During the first ninety (90) days of the Company’s fiscal year, the Committee shall select the Plan participants for such fiscal year and establish in writing the Performance Goals and Bonus Opportunity for each participant chosen to participate for such fiscal year. Notwithstanding the preceding sentence, in the case of an employee whose employment commences after the start of the fiscal year or who is promoted and becomes eligible to participate in the Plan after the start of the fiscal year, the Committee may select such employee as a Plan participant for the balance of such fiscal year, provided that the Performance Goals and Bonus Opportunity for such participant relate solely to the period from selection as a participant to the end of such fiscal year and are established within the first twenty-five percent (25%) of such period. Payment of an Award under the Plan shall be contingent upon achievement of the Performance Goal or Goals established by the Committee. The Performance Goals and Bonus Opportunities may differ for different participants, whether or not they are similarly situated.

b. A Performance Goal under this Plan shall consist of one or more of the business criteria set forth in paragraph 4(d) and a targeted level of performance with respect to each of such criteria, as specified by the Committee. Each Performance Goal shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee be “substantially uncertain” of attainment at the time they are established. The Committee may condition payment of an Award on achievement of any single Performance Goal, or any one of several Performance Goals, or may require that two or more of the Performance Goals must be achieved as a condition to payment of an Award.

At the time of setting the Performance Goals, the Committee shall specify the formula to be used in calculating each of the criteria on which an Award is based and their relative weights.

c. The Bonus Opportunity shall be expressed as either a dollar amount or a percentage of the participant’s base salary in effect on the date the Committee sets the Bonus Opportunity. In addition to a target level of achievement, the Committee may specify a minimum acceptable level of achievement of the relevant Performance Goal(s) as well as one or more higher levels of achievement, and a formula to determine the percentage of the Bonus Opportunity earned by the participant upon attainment of each level of achievement, which percentage may exceed 100%. In no event may the Award earned under the Plan by any participant for any single fiscal year exceed the lesser of $3 million or 200% of the participant’s base salary on the date the Performance Goals are established by the Committee.

d. The Performance Goals shall be based on one or more of the following business criteria:

(1) sales or other sales or revenue measures;

(2) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, taxes, depreciation, amortization, or extraordinary or designated items;

(3) net income or net income per common share (basic or diluted);

(4) operating efficiency ratio;

(5) return on average assets, return on investment, return on capital, or return on average equity;

(6) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(7) economic profit or value created;

(8) operating margin;

(9) stock price or total stockholder return; and

(10) strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction, and goals relating to acquisitions, divestitures or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, or for an individual, and may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

5.	Determination and Payment of Bonus

a. Promptly after the date on which the necessary information for a particular fiscal year becomes available, the Committee shall determine, and certify in writing, the extent to which the Bonus Opportunity for such fiscal year has been earned, through the achievement of the relevant Performance Goals, by each participant who was granted a Bonus Opportunity for that fiscal year.

b. Notwithstanding the terms of any Bonus Opportunity, the Committee, in its sole and absolute discretion, may reduce (but not increase) the amount of the Award payable to any participant, to reflect subjective evaluations of the participant’s performance, the Committee’s determination that the Performance Goals have become an inappropriate measure of achievement, or for such other reason as it may determine. In making its determination with respect to any reduction in the amount payable to a participant, the Committee shall consider, but shall not be bound by, the performance evaluations of participants submitted by management. Unless the Committee, in its sole and absolute discretion, determines otherwise, a participant who is not employed by the Company or one of its subsidiaries or affiliates on the last day of the fiscal year shall not be entitled to receive payment of an Award for that fiscal year.

c. Promptly after the Committee has determined the amount of an Award, but in no event later than 2 1/2 months after the close of the fiscal year, such Award shall be paid in cash in a lump sum; provided, however, that amounts which have been deferred in accordance with the Company’s Deferred Compensation Plan shall be paid in accordance with the provisions of such plan. In the event of a participant’s death, amounts payable under the Plan shall be paid to the participant’s estate.

6.	Miscellaneous Provisions

a. Right to Benefits.  The sole interest of each participant under the Plan will be to receive the benefit provided herein as and when the same becomes due and payable in accordance with the terms hereof, and no participant will have any right, title, or interest in or to any of the specific assets of the Company. All benefits hereunder will be paid solely from the general assets of the Company, and the Company will not be required to maintain any separate fund or other segregated assets to provide any benefits hereunder. The rights of any participant hereunder will be solely those of a general unsecured creditor of the Company. The Committee may authorize the creation of a trust or make other arrangements to meet the Company’s obligations under the Plan consistent with maintaining the Plan as “unfunded.”

b. Nonalienation of Benefits.  Except as otherwise provided by law, no benefit, payment, or distribution under the Plan will be subject either to the claim of any creditor of a participant, or to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of such person. Also, no participant will have any right to alienate, anticipate, or assign (either at law or in equity) all or any portion of any benefit, payment or distribution under the Plan. In the event that any participant’s benefits are garnished or attached by order of any court, the Company may elect to bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

c. No Employment Rights.  Neither participation in the Plan nor the grant of any Bonus Opportunity or payment of any Award under the Plan shall confer on any participant any right to continued employment for any period nor affect the Company’s right to terminate a participant’s employment at any time.

d. Offset to Benefits.  Any other provision of the Plan to the contrary notwithstanding, the Company may, if the Company in its sole and absolute discretion shall determine, offset any amounts to be paid to a participant under the Plan against any amounts which such participant may owe to the Company.

e. Withholding.  Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability. Determinations by the Company as to the amount of such withholding shall be conclusive.

f. Other Compensation Programs.  Nothing in this Plan shall limit the authority of the Company to compensate employees of the Company and its subsidiaries, whether under plans currently in effect or by adopting additional compensation plans or arrangements.

g. Amendment and Termination.  The Plan may be amended, suspended or terminated at any time by the Committee. Amendments may be made without stockholder approval except as required under Section 162(m) or other applicable law. This Plan shall terminate on the day after the first meeting of stockholders of the Company held in 2012 if not re-approved by the stockholders at or before such meeting.

h. Controlling Law.  The Plan shall be governed by the laws of the State of Nevada, without regard to its conflicts of laws principles, except to the extent that such law is preempted by the laws of the United States of America.

i. Effective Date.  The Plan shall be effective as of January 26, 2007, subject to approval by the Company’s stockholders at the Company’s 2007 Annual Meeting of Stockholders.

REVOCABLE PROXY
AMERISTAR CASINOS, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 8, 2007
The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints John M. Boushy, Thomas M. Steinbauer and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Bellagio, 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109, at 2:00 p.m. (local time) on Friday, June 8, 2007, and any and all adjournments or postponements thereof (the “Meeting”), with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:
THE BOARD OF DIRECTORS RECOMMENDS (1) A VOTE OF “AUTHORITY GIVEN” FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS: (2) A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN AND (3) A VOTE “FOR” APPROVAL OF THE PERFORMANCE-BASED ANNUAL BONUS PLAN. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.

▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS	☐	AUTHORITY GIVEN to vote for all of the nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all of the nominees
(Instructions: To withhold authority to vote for all nominees, check the “WITHHOLD AUTHORITY” box above. To withhold authority to vote for an individual nominee, strike a line through that nominee’s name below.)
Class C Directors: Carl Brooks             Gordon R. Kanofsky             J. William Richardson

2. Proposal to approve an amendment to the Company’s Amended and Restated 1999	☐	FOR	☐	AGAINST	☐	ABSTAIN
Stock Incentive Plan to increase the shares available for issuance thereunder to 16,000,000.

3. Proposal to approve the Company’s Performance Based Annual Bonus Plan.	☐	FOR	☐	AGAINST	☐	ABSTAIN
4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.
IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
I DO ☐ DO NOT ☐ EXPECT TO ATTEND THE MEETING.
Number of Persons:

Dated:	,	2007

(Please Print Name)
(Signature of Stockholder)
(Please Print Name)
(Signature of Stockholder)
Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Please Detach Here
You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope